Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

CORESITE REALTY CORPORATION

At

$170.00 Per Share in Cash

by

APPLESEED MERGER SUB LLC

a wholly owned direct subsidiary of

APPLESEED HOLDCO LLC

and a wholly owned indirect subsidiary of

AMERICAN TOWER INVESTMENTS LLC

and a wholly owned indirect subsidiary of

AMERICAN TOWER CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER

11:59 P.M., EASTERN TIME, ON DECEMBER 27, 2021,

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Appleseed Merger Sub LLC, a Maryland limited liability company (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (“Shares”), of CoreSite Realty Corporation, a Maryland corporation (“CoreSite”), at a price per Share of $170.00 (the “Offer Price”) without interest and subject to any applicable withholding taxes, net to the seller in cash, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Purchaser is a wholly owned direct subsidiary of Appleseed Holdco LLC, a Delaware limited liability company (“Holdco”), and a wholly owned indirect subsidiary of American Tower Investments LLC, a California limited liability company (“Parent”), and a wholly owned indirect subsidiary of American Tower Corporation, a Delaware corporation (“ATC”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of November 14, 2021 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Holdco, Purchaser, Appleseed OP Merger Sub LLC, a Delaware limited liability company and wholly owned direct subsidiary of Holdco (“OP Merger Sub”), CoreSite, CoreSite, L.P., a Delaware limited partnership and subsidiary of CoreSite (the “OP”), and ATC, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, (i) Purchaser will be merged with and into CoreSite, without a vote of CoreSite stockholders in accordance with Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”), and CoreSite will be the surviving corporation and a wholly owned subsidiary of Holdco (such corporation, the “Interim Surviving Entity” and such merger, the “REIT Merger”), (ii) substantially concurrently with the REIT Merger, OP Merger Sub will merge with and into the OP, with the OP continuing as the surviving limited partnership (the “OP Merger”) and (iii) immediately following the REIT Merger and the OP Merger, the Interim Surviving Entity will merge with and into Holdco, with Holdco continuing as the surviving limited liability company (such limited liability company, the “Surviving Entity”, and such merger, the “Holdco Merger”, and together with the REIT Merger and the OP Merger, the “Mergers”, and together with the Offer, the “Transactions”). At the effective time of the REIT Merger, each Share issued and outstanding immediately prior to such time (other than (i) certain restricted Shares and (ii) Shares held by Parent, Holdco, Purchaser or OP Merger Sub), will be converted into the right to receive an amount in cash equal to the Offer Price. At the effective time of the OP Merger, each partnership unit issued and outstanding and held by a limited partner of the OP (excluding CoreSite) will be converted into the right to receive an amount in cash equal to the Offer Price.

At a meeting of the board of directors of CoreSite (the “CoreSite Board”) held on November 14, 2021, the CoreSite Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, and in the best interests of CoreSite, (ii) duly and validly authorized and approved, and declared advisable, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that CoreSite’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13—“Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

November 29, 2021

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer, or (ii) if you hold your Shares in street name, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you prior to the expiration of the Offer.

* * *

Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

SUMMARY TERM SHEET

Appleseed Merger Sub LLC, a Maryland limited liability company (“Purchaser”), and a wholly owned direct subsidiary of Appleseed Holdco LLC, a Delaware limited liability company (“Holdco”), and a wholly owned indirect subsidiary American Tower Investments LLC, a California limited liability company (“Parent”), and a wholly owned indirect subsidiary of American Tower Corporation, a Delaware corporation (“ATC”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of CoreSite Realty Corporation, a Maryland corporation (“CoreSite”), at a price per Share of $170.00 (the “Offer Price”) without interest and subject to any applicable withholding taxes, net to the seller in cash, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The following are some questions you, as a stockholder of CoreSite, may have and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser, Parent, Holdco or ATC, as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

•

Purchaser is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of November 14, 2021 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Holdco, Purchaser, Appleseed OP Merger Sub LLC, a Delaware limited liability company and wholly owned direct subsidiary of Holdco (“OP Merger Sub”), CoreSite, CoreSite, L.P., a Delaware limited partnership and subsidiary of CoreSite (the “OP”), and ATC, and activities relating to, or in connection with, the Offer. See Section 9—“Certain Information Concerning ATC, Parent, Holdco and Purchaser.”

•

ATC is a global real estate investment trust and an independent owner, operator and developer of multitenant communications real estate. ATC’s primary business is the leasing of space on communications sites to wireless service providers, radio and television broadcast companies, wireless data providers, government agencies and municipalities and tenants in a number of other industries. See Section 9—“Certain Information Concerning ATC, Parent, Holdco and Purchaser.”

•

Pursuant to the Merger Agreement, Purchaser will, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares validly tendered and not validly withdrawn in the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

•	Purchaser is seeking to purchase all of the outstanding Shares of CoreSite. See the Introduction and Section 1—“Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

•

Purchaser is offering to pay $170.00 per Share, without interest and subject to any applicable withholding taxes, net to you in cash, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

•

If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHY IS PURCHASER MAKING THE OFFER?

•

Purchaser is making the Offer because Purchaser, Holdco, Parent and ATC wish to acquire CoreSite. See Section 1—“Terms of the Offer” and Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	The Offer is subject to, among others, the following conditions:

•

there having been validly tendered and not validly withdrawn a number of Shares that, considered together with all Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries, represents at least a majority of all Shares outstanding at the time the Offer expires (the “Minimum Tender Condition”);

•

there not having been entered, enacted, issued, promulgated or enforced by any court of competent jurisdiction or other governmental authority, and remaining in effect, any injunction or similar order, judgment, ruling or settlement, or any applicable law that prohibits, enjoins or makes illegal the consummation of the Offer or the other transactions contemplated by the Merger Agreement;

•

the representations and warranties of CoreSite in the Merger Agreement having been accurate, subject to the materiality and other qualifications set forth in the Merger Agreement as more particularly described in Section 13—“Conditions to the Offer” (the “Representations Condition”);

•

CoreSite and the OP having performed or complied in all material respects with all obligations required to be performed or complied with by CoreSite or the OP under the Merger Agreement at or prior to the time the Offer expires (the “Covenants Condition”);

•

the absence of, since the date of the Merger Agreement, any Company Material Adverse Effect (as defined in Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Representations and Warranties”) or any event, change or effect that, individually or in the aggregate, would reasonably be expected to have, a Company Material Adverse Effect (the “No MAE Condition”);

•

Parent having received a written opinion of CoreSite’s regular real estate investment trust tax counsel (or if such counsel is unable to issue such opinion, such other counsel reasonably acceptable to Parent), dated as of the Closing Date, in a form reasonably agreed to by Parent, to the effect that CoreSite has, since its taxable year ended on December 31, 2016 and through the consummation of the HoldCo Merger, been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust within the meaning of Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code” and such a real estate investment trust, a “REIT”), subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter delivered by CoreSite to such counsel;

•	Parent having received from CoreSite a certificate, dated as of the closing date and signed by CoreSite’s Chief Executive Officer or other senior executive officer certifying that the

Representations Condition, the Covenants Condition and the No MAE Condition have been satisfied;

•	Parent having received from the board of directors of CoreSite (the “CoreSite Board”) an exemption from certain limitations on ownership set forth in the charter of CoreSite; and

•	the Merger Agreement not having been terminated in accordance with its terms.

•

Parent and Purchaser reserve the right to waive certain of the conditions to the Offer in their sole discretion (to the extent permitted under applicable law), except that Purchaser may not waive the Minimum Tender Condition without the consent of CoreSite.

•	A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1—“Terms of the Offer” and Section 13—“Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. Parent, Holdco, Purchaser, OP Merger Sub, CoreSite, the OP and ATC have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Mergers.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?

•

Yes. ATC, Parent, Holdco and Purchaser estimate that the total amount of funds required to consummate the Transactions pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Mergers will be approximately $10.1 billion.

•

ATC has entered into a commitment letter with JPMorgan Chase Bank, N.A. providing for a senior unsecured bridge facility (the “Bridge Facility”) in an aggregate committed amount of up to $10.5 billion. The commitments in respect of the Bridge Facility will be reduced by (i) amounts under amendments to its existing revolving and term loan credit facilities and new term loan facilities (the “Permanent Loan Facilities”) upon the entry into definitive agreements or the receipt of proceeds from the Permanent Loan Facilities, and (ii) the proceeds of one or more issuances of equity or senior unsecured notes.

•

ATC expects, based upon the combination of internally available cash, borrowings under the Permanent Loan Facilities and/or the issuance of equity or senior unsecured notes, to have sufficient cash on hand at the expiration of the Offer to consummate the Transactions pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Mergers. To the extent any of the foregoing amounts are unavailable, ATC would expect to borrow under the Bridge Facility, subject to the prior termination of commitments thereunder. The Offer is not conditioned upon any financing arrangements. See Section 12—“Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•

We believe our financial condition is not material to your decision whether to tender your Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, (iii) ATC expects, based upon the combination of internally available cash, borrowings under the Permanent Loan Facilities and/or the issuance of equity or senior unsecured notes, to have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares in the Offer and (iv) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the REIT Merger and ATC expects, based upon the combination of internally available cash, borrowings under the Permanent Loan Facilities and/or the issuance of equity or senior unsecured notes, to have sufficient cash on hand to consummate the REIT Merger. See Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements” and Section 12—“Source and Amount of Funds.”

•

Purchaser and Holdco have been organized solely in connection with the Merger Agreement and this Offer and have not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided to Purchaser by ATC and because of the lack of any relevant historical information concerning Purchaser, we believe our financial condition is not relevant to your decision to tender your Shares in the Offer. See Section 12—“Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•

You will have until December 27, 2021, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. See also Section 1—“Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	The Merger Agreement provides that:

•

if at any then-scheduled expiration date, any condition to the Offer (other than the Minimum Tender Condition) is not satisfied and has not been waived (to the extent waivable by Purchaser), Purchaser will extend the offer for additional periods of up to ten business days per extension (except as described below) in order to permit such condition to be satisfied;

•

if at any then-scheduled expiration date each condition to the Offer (other than the Minimum Tender Condition) is satisfied or has been waived by Purchaser (to the extent waivable by Purchaser), then Purchaser may, and upon CoreSite’s request, must, extend the Offer for additional periods of up to ten business days per extension (except as described below) in order to permit the Minimum Tender Condition to be satisfied (provided that Purchaser cannot be required by CoreSite to extend the expiration date more than three times);

•

Purchaser will extend the Offer for the minimum period required by any law or rules, regulations, interpretations or positions of the Securities and Exchange Commission (“SEC”) or its staff or the New York Stock Exchange (“NYSE”) (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price); and

•	Purchaser may extend the Offer for any period necessary to satisfy the requirements contained in Section 3-106(e)(1) of the Maryland General Corporation Law (“MGCL”).

•

In each case described above, the Offer may be extended until (unless otherwise agreed by Purchaser and CoreSite) the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) May 13, 2022 and (c) the final expiration date following extension of the Offer in compliance with the terms of the Merger Agreement. Furthermore, the parties have agreed that the Offer may not expire during the period between December 30, 2021 and January 14, 2022, and in the event the terms of the Merger Agreement would permit or require Purchaser to extend the expiration date to a date during such period, Purchaser may or must instead extend the Offer to the first business day after January 14, 2022. See Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements.”

•	See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•

If Purchaser extends the Offer, we will inform American Stock Transfer & Trust Company, LLC, the depositary for this Offer (the “Depositary”), of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—“Terms of the Offer.”

HOW DO I TENDER MY SHARES?

•

If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) tender your Shares by following the procedure for book-entry set forth in Section 3—“Procedures for Tendering Shares,” not later than the expiration of the Offer. See Section 3—“Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

•

If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3—“Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2—“Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m., Eastern Time, on December 27, 2021, unless Purchaser extends the Offer. See Section 4—“Withdrawal Rights.” In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after January 28, 2022, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. See Section 4—“Withdrawal Rights.”

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights.”

WHAT DOES CORESITE’S BOARD OF DIRECTORS THINK OF THE OFFER?

•

The CoreSite Board has unanimously recommended that you tender your Shares in the Offer. CoreSite’s full statement on the Offer is set forth in its Schedule 14D-9, which it has filed with the SEC concurrently with the filing of our Schedule TO dated November 29, 2021, and a copy of which is being mailed to stockholders with this Offer to Purchase. See also the Introduction.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to complete the merger of Purchaser with and into CoreSite, with CoreSite being the surviving corporation (the “REIT Merger”), without any vote of CoreSite stockholders under Section 3-106.1 of the MGCL. If the REIT Merger occurs, CoreSite will become a wholly owned subsidiary of Holdco and each issued and then outstanding Share (other than (i) certain restricted Shares and (ii) Shares held by Parent, Holdco, Purchaser or OP Merger Sub), will be converted into the right to receive an amount in cash equal to the Offer Price. See the Introduction.

•	Because the REIT Merger will be governed by Section 3-106.1 of the MGCL, no stockholder vote will be required to consummate the REIT Merger. The Merger Agreement provides that the REIT Merger will be effected following the consummation of the Offer. See Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements.”

•

Substantially concurrently with the REIT Merger, OP Merger Sub will merge with and into the OP, with the OP continuing as the surviving limited partnership (the “OP Merger”) and each partnership unit issued and outstanding and held by a limited partner of the OP (excluding CoreSite) will be converted into the right to receive an amount in cash equal to the Offer Price.

•

Immediately following the REIT Merger and the OP Merger, CoreSite (as the surviving corporation in the REIT Merger) will merge with and into Holdco, with Holdco continuing as the surviving limited liability company and a wholly owned subsidiary of Parent (the “Holdco Merger”, and together with the REIT Merger and the OP Merger, the “Mergers”).

IF THE OFFER IS COMPLETED, WILL CORESITE CONTINUE AS A PUBLIC COMPANY?

•

No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable legal requirements) of the conditions to the Mergers, we expect to complete the REIT Merger pursuant to applicable provisions of the MGCL, after which the CoreSite will be a wholly owned subsidiary of Holdco and the Shares will no longer be publicly traded. Following the REIT Merger and OP Merger (which we expect to complete substantially concurrently with the REIT Merger), we expect to complete the Holdco Merger, in which CoreSite (as the surviving corporation in the REIT Merger) will merge with and into Holdco, with Holdco continuing as the surviving limited liability company and a wholly owned subsidiary of Parent. See Section 7—“Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your Shares in the Offer and the REIT Merger occurs as described above, you will receive in the REIT Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the REIT Merger to occur. Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. Section 7—“Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•

On November 12, 2021, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported closing price per Share on the NYSE was $162.93. See Section 6—“Price Range of Shares; Dividends.”

•

On November 8, 2021, the last full trading day before rumors regarding a potential transaction between ATC and CoreSite were published in the financial press, the last reported closing price per Share on the NYSE was $157.53. See Section 6—“Price Range of Shares; Dividends.”

•	On November 24, 2021, the last full trading day before we commenced the Offer, the last reported closing price per Share on the NYSE was $171.23. See Section 6—“Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

•

If the conditions to the Offer as set forth in the Introduction and Section 13—“Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $170.00 in cash, without interest and subject to any applicable withholding taxes, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

IF I AM AN EMPLOYEE OF CORESITE, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGERS?

•

At the REIT Merger Effective Time (as defined below), each award of restricted stock units (each such award, a “CoreSite RSU Award”) that is outstanding as of immediately prior to the REIT Merger Effective Time will vest in accordance with the terms of the applicable award agreement and all restrictions thereupon will lapse, and each such CoreSite RSU Award will be cancelled and converted into the right to receive a cash payment equal to the product of (i) the number of Shares underlying such CoreSite RSU Award as of immediately prior to the REIT Merger Effective Time and (ii) the Offer Price.

•

At the REIT Merger Effective Time, (x) 20% of each award of time-based restricted Shares (each, a “CoreSite Restricted Stock Award”), (y) 20% of each award of performance-based restricted Shares (each, a “CoreSite Performance Stock Award” and collectively, a “CoreSite Equity Award”) and (z) 100% of each CoreSite Equity Award held by Paul Szurek, Jeffrey Finnin and Derek McCandless, the President and Chief Executive Officer; Chief Financial Officer; and Senior Vice President, Legal, General Counsel and Secretary; respectively, of CoreSite, in each of (x), (y) or (z), that is outstanding as of immediately prior to the REIT Merger Effective Time (each of (x), (y) or (z), a “Specified Award”) will vest and all restrictions thereupon will lapse, and each such Specified Award will be cancelled and converted into the right to receive a cash payment, subject to withholding, equal to the product of (A) the number of Shares underlying such Specified Award as of immediately prior to the REIT Merger Effective Time (determined, with respect to each CoreSite Performance Stock Award, in accordance with the applicable award agreement and the Merger Agreement) and (B) the Offer Price. In addition, each holder of a Specified Award will receive a cash payment, subject to applicable withholding, equal to the dividend equivalent balance credited on such Specified Award as of immediately prior to the REIT Merger Effective Time. The Shares underlying the Specified Awards whose vesting will accelerate at the REIT Merger Effective Time will be taken from those Shares that vest last, and subsequently in reverse chronological order, based on the vesting schedule under the applicable award agreement.

•

At the REIT Merger Effective Time, each CoreSite Equity Award that is outstanding as of immediately prior to the REIT Merger Effective Time and is not a Specified Award will be assumed by ATC and will be converted into an award of restricted shares of common stock, par value $0.01 per share, of ATC (the “ATC Shares” and each award, the “ATC Restricted Stock Award”) with respect to a number of ATC Shares (rounded to the nearest whole number of shares) equal to the product of (A) the number of Shares underlying such CoreSite Equity Award as of immediately prior to the REIT Merger Effective Time (determined, with respect to the CoreSite Performance Stock Awards, in accordance with the applicable award agreement and the Merger Agreement) and (B) the quotient, rounded to four decimal places, of (x) the Offer Price, divided by (y) the volume weighted average price of an ATC Share on the NYSE for the ten trading day period ending on, and including, the second to last trading day prior to the date of the REIT Merger Effective Time. Each such ATC Restricted Stock Award will continue to have the same terms and conditions as applied to the corresponding CoreSite Equity Award immediately prior to the REIT Merger Effective Time (other than performance-based vesting conditions) and will be credited with the dividend equivalent balance credited on the corresponding CoreSite Equity Award as of immediately prior to the REIT Merger Effective Time. For more information about how outstanding equity-based awards will be treated in the Offer and the Mergers, see Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Treatment of Equity Awards.”

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR CASH PURSUANT TO THE REIT MERGER?

•

Generally, the receipt of cash in exchange for your Shares pursuant to the Offer or the REIT Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined below). We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the REIT Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 5—“Certain U.S. Federal Income Tax Consequences of the Offer and the REIT Merger to U.S. Holders” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the REIT Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

•	No dissenters’ or appraisal rights or rights of an objecting stockholder will be available with respect to the Offer or the Mergers. See “Section 15—Certain Legal Matters; Regulatory Approvals.”

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (877) 717-3904. See the back cover of this Offer to Purchase.

WILL I BE ENTITLED TO RECEIVE CORESITE’S FOURTH QUARTER REGULAR DIVIDEND IF I DECIDE TO TENDER MY SHARES?

•

On November 17, 2021, CoreSite announced a cash dividend of $1.27 per Share and per common stock equivalent for the fourth quarter of 2021. The dividend will be paid on December 13, 2021, to stockholders of record as of December 2, 2021. Since record ownership of the Shares will not transfer to Purchaser unless and until the Offer Acceptance Time occurs, tendering your Shares into the Offer will not affect your right to receive this dividend. See Section 14—“Dividends and Distributions.”

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.

To All Holders of Shares of

CORESITE REALTY CORPORATION

INTRODUCTION

Appleseed Merger Sub LLC, a Maryland limited liability company (“Purchaser”), and a wholly owned direct subsidiary of Appleseed Holdco LLC, a Delaware limited liability company (“Holdco”), and a wholly owned indirect subsidiary of American Tower Investments LLC, a California limited liability company (“Parent”), and a wholly owned indirect subsidiary of American Tower Corporation, a Delaware corporation (“ATC”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of CoreSite Realty Corporation, a Maryland corporation (“CoreSite”), at a price per Share of $170.00 (the “Offer Price”) without interest and subject to any applicable withholding taxes, net to the seller in cash, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of November 14, 2021 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Holdco, Purchaser, Appleseed OP Merger Sub LLC, a Delaware limited liability company and wholly owned direct subsidiary of Holdco (“OP Merger Sub”, and together with Parent, Holdco and Purchaser, the “Parent Parties”), CoreSite, CoreSite, L.P., a Delaware limited partnership and subsidiary of CoreSite (the “OP”), and ATC, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, (i) Purchaser will be merged with and into CoreSite, without a vote of CoreSite stockholders in accordance with Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”), and CoreSite will be the surviving corporation and a wholly owned subsidiary of Holdco (such corporation, the “Interim Surviving Entity” and such merger, the “REIT Merger”), (ii) substantially concurrently with the REIT Merger, OP Merger Sub will merge with and into the OP, with the OP continuing as the surviving limited partnership (the “Surviving Partnership”, and such merger, the “OP Merger”) and (iii) immediately following the REIT Merger and the OP Merger, the Interim Surviving Entity will merge with and into Holdco, with Holdco continuing as the surviving limited liability company (such limited liability company, the “Surviving Entity”, and such merger, the “Holdco Merger”, and together with the REIT Merger and the OP Merger, the “Mergers”, and together with the Offer, the “Transactions”). At the effective time of the REIT Merger, each Share issued and outstanding immediately prior to such time (other than (i) certain restricted Shares and (ii) Shares held by the Parent Parties) will be converted into the right to receive an amount in cash equal to the Offer Price. At the effective time of the OP Merger, each partnership unit issued and outstanding and held by a limited partner of the OP (excluding CoreSite) will be converted into the right to receive an amount in cash equal to the Offer Price.

If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with such institution as to whether they charge any service fees or commissions.

In addition, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, or otherwise establish an exemption, you may be subject to U.S. federal backup withholding (at a rate currently equal to 24%) on the gross proceeds payable to you pursuant to the Offer or the REIT Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. All stockholders should review the discussion in Section 3—“Procedures for Tendering Shares” and Section 5—“Certain U.S. Federal Income Tax Consequences of the Offer and the REIT Merger to U.S. Holders.”

We will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is conditioned upon:

1.

there having been validly tendered and not validly withdrawn a number of Shares that, considered together with all Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries, represents at least a majority of all Shares outstanding at the time the Offer expires (the “Minimum Tender Condition”);

2.

the absence of, since the date of the Merger Agreement, any Company Material Adverse Effect (as defined in Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Representations and Warranties”) or any event, change or effect that, individually or in the aggregate, would reasonably be expected to have, a Company Material Adverse Effect;

3.

Parent having received a written opinion of CoreSite’s regular real estate investment trust tax counsel (or if such counsel is unable to issue such opinion, such other counsel reasonably acceptable to Parent), dated as of the Closing Date, in a form reasonably agreed to by Parent, to the effect that CoreSite has, since its taxable year ended on December 31, 2016 and through the consummation of the Holdco Merger, been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust within the meaning of Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code” and such a real estate investment trust, a “REIT”), subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter delivered by CoreSite to such counsel; and

4.	the satisfaction of other customary conditions as described in Section 13—“Conditions of the Offer.”

Parent and Purchaser reserve the right to waive certain of the conditions to the Offer in their sole discretion (to the extent permitted under applicable law), provided that Purchaser may not waive the Minimum Tender Condition without the consent of CoreSite. See Section 13—“Conditions of the Offer.”

The Offer will expire at one minute after 11:59 p.m., Eastern Time, on December 27, 2021, unless the Offer is extended. See Section 1—“Terms of the Offer”, Section 13—“Conditions of the Offer” and Section 15—“Certain Legal Matters; Regulatory Approvals.”

At a meeting of the board of directors of CoreSite (the “CoreSite Board”) held on November 14, 2021, the CoreSite Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, and in the best interests of CoreSite, (ii) duly and validly authorized and approved, and declared advisable, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that CoreSite’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

For factors considered by the CoreSite Board, see CoreSite’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which is being mailed to stockholders with this Offer to Purchase.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver (if permitted by applicable law) of certain conditions, the REIT Merger will be effected. The REIT Merger will become effective when articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland (“SDAT”) (or at such other date and time as may be agreed by Purchaser and CoreSite and specified in the articles of merger) (the “REIT Merger Effective Time”).

At the REIT Merger Effective Time, each Share issued and outstanding immediately prior to the REIT Merger Effective Time (other than (i) certain restricted Shares and (ii) Shares held by the Parent Parties) will be converted into the right to receive an amount in cash equal to the Offer Price, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent’s Message (as defined below) relating to such Shares.

The OP Merger will be effected substantially concurrently with the REIT Merger. The OP Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (“DSOS”) (or at such other date and time as may be agreed by Parent and CoreSite and specified in the certificate of merger) (the “OP Merger Effective Time”), as provided under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Delaware Limited Liability Company Act (the “DLLCA”).

At the OP Merger Effective Time, each partnership unit issued and outstanding and held by a limited partner of the OP (excluding CoreSite) will be converted into the right to receive an amount in cash equal to the Offer Price.

The Holdco Merger will be effected immediately following the consummation of the REIT Merger and the OP Merger. The Holdco Merger will become effective at such time as will be agreed by CoreSite and Holdco and specified in the certificate of merger and articles of merger filed with the DSOS and SDAT, respectively (the “Holdco Merger Effective Time”).

The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of CoreSite’s equity awards in the REIT Merger. Section 5—“Certain U.S. Federal Income Tax Consequences of the Offer and the REIT Merger to U.S. Holders” below describes certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the REIT Merger.

Because the REIT Merger will be consummated in accordance with Section 3-106.1 of the MGCL, approval of the REIT Merger will not require a vote of CoreSite stockholders. Section 3-106.1 of the MGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring entity consummates a tender offer for any and all of the outstanding stock of the corporation to be acquired that, absent Section 3-106.1 of the MGCL, would be entitled to vote on the subject merger and (ii) following the consummation of such tender offer, the acquiring entity and its direct and indirect parents and subsidiaries own at least such percentage of the stock of the corporation to be acquired that, absent Section 3-106.1 of the MGCL, would be required to approve the merger. In addition, under Section 3-106.1 of the MGCL, the acquiring entity must give notice that satisfies the requirements of Section 3-106.1(e)(1) of the MGCL to all stockholders of record of the corporation to be acquired at least 20 business days prior to the articles of merger being filed with the SDAT. A Notice of the Merger pursuant to Section 3-106(e)(1) was mailed on November 26, 2021 to CoreSite stockholders of record, thereby constituting the notice of merger referred to in this paragraph. If the Minimum Tender Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, Purchaser will hold a sufficient number of Shares to complete the REIT Merger without any vote of CoreSite stockholders. Subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser and CoreSite are required to effect the REIT Merger pursuant to Section 3-106.1 of the MGCL as promptly as practicable following consummation of the Offer. As a result of the REIT Merger, CoreSite will cease to be a publicly traded company and will become a wholly owned subsidiary of Holdco. Following the REIT Merger and the OP Merger (which will happen substantially concurrently with the REIT Merger), CoreSite (as the surviving corporation in the REIT Merger) will merge with and into Holdco, with Holdco continuing as the surviving limited liability company and a wholly owned subsidiary of Parent. See Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements.”

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer and not validly withdrawn in accordance with the procedures set forth in Section 4—“Withdrawal Rights.” The offer will expire at one minute after 11:59 p.m. Eastern Time on December 27, 2021 (the “Expiration Date”), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—“Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination” occur.

Purchaser expressly reserves the right to (i) waive or modify (to the extent permitted under applicable law) any condition to the Offer, (ii) increase the amount of cash constituting the Offer Price and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that CoreSite’s prior written approval is required for Purchaser to:

(a) decrease the Offer Price;

(b) change the form of consideration payable in the Offer (except that we may increase the cash consideration payable in the Offer);

(c) decrease the number of Shares sought to be purchased in the Offer;

(d) impose conditions or requirements to the Offer in addition to the conditions set forth in Section 13—“Conditions of the Offer;”

(e) amend or waive the Minimum Tender Condition;

(f) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects the holders of Shares or would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or impair the ability of the Parent Parties to consummate the Transactions;

(g) terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided in the Merger Agreement; or

(h) provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, we will (i) immediately after the Expiration Date irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) as promptly as practicable thereafter pay for all such Shares. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the “Offer Acceptance Time.”

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (a) through (h) above.

The Merger Agreement provides that (i) if at any then-scheduled expiration date, any condition to the Offer (other than the Minimum Tender Condition) is not satisfied and has not been waived (to the extent waivable by Purchaser), Purchaser will extend the offer for additional periods of up to ten business days per extension (except as described below) in order to permit such condition to be satisfied, (ii) if at any then-scheduled Expiration Date each condition to the Offer (other than the Minimum Tender Condition) is satisfied or has been waived by Purchaser (to the extent waivable by Purchaser), then Purchaser may, and upon CoreSite’s request, must, extend the Offer for additional periods of up to ten business days per extension (except as described below) in order to permit the Minimum Tender Condition to be satisfied (provided that Purchaser cannot be required by CoreSite to extend the Expiration Date more than three times), (iii) Purchaser will extend the Offer for the minimum period required by any law or rules, regulations, interpretations or positions of the SEC or its staff or the New York Stock Exchange (“NYSE”) (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price), and (iv) Purchaser may extend the Offer for any period necessary to satisfy the requirements contained in Section 3-106(e)(1) of the MGCL, in each case until (unless otherwise agreed by Purchaser and CoreSite) the earliest of (x) termination of the Merger Agreement in accordance with its terms, (y) May 13, 2022 and (z) the final Expiration Date following extension of the Offer in compliance with the terms of the Merger Agreement. Furthermore, the parties have agreed that the Offer may not expire during the period between December 30, 2021 and January 14, 2022, and in the event the terms of the Merger Agreement would permit or require Purchaser to extend the Expiration Date to a date during such period, Purchaser may or must instead extend the Offer to the first business day after January 14, 2022. See Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements.”

Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraph above, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

Without CoreSite’s consent, there will not be a subsequent offering period for the Offer. We do not expect there will be a subsequent offering period for the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—“Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent may terminate the Merger Agreement and the Offer.

Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Business Wire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

Promptly following the purchase of Shares in the Offer, we expect to complete the REIT Merger without a vote of the stockholders of CoreSite pursuant to Section 3-106.1 of the MGCL. Substantially concurrently with the REIT Merger, we expect to effect the OP Merger. Following consummation of the REIT Merger and the OP Merger, we expect to effect the Holdco Merger.

CoreSite has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on CoreSite’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13—“Conditions of the Offer,” we will immediately after the Expiration Date irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Offer Acceptance Time, pay for such Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3—“Procedures for Tendering Shares.”

For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders.

Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3. Procedures for Tendering Shares.

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either (a) certificates representing Shares tendered must be delivered to the Depositary or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to one minute after 11:59 p.m., Eastern Time, on the Expiration Date. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH

DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any provision of the Merger Agreement to the contrary, Purchaser will pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of CoreSite, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of ATC, Parent, Holdco, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.

Tax Withholding. Under U.S. federal income tax laws, the Depositary or other applicable withholding agent may be required to withhold a portion of any payments made to certain stockholders or payees pursuant to the Offer. Information reporting to the IRS may also apply to the receipt of cash pursuant to the Offer. To avoid such backup withholding, a tendering stockholder that is a United States person (as defined for U.S. federal income tax purposes, a “United States person”), and, if applicable, each other payee that is a United States person, is required to (a) provide a correct Taxpayer Identification Number (“TIN”) on IRS Form W-9, and to certify, under penalty of perjury, that such stockholder or payee is a U.S. citizen or other United States person, that such TIN provided is correct and that such stockholder or payee is not subject to backup withholding of federal income tax or (b) otherwise establish a basis for exemption from backup withholding. Failure to provide the information on the IRS Form W-9 may subject the tendering stockholder or payee to backup withholding at the applicable rate (currently 24%), and such stockholder or payee may be subject to a penalty imposed by the IRS. See the IRS Form W-9 enclosed in the Letter of Transmittal and the instructions thereto for additional information.

Certain stockholders or payees (including, among others, corporations) may not be subject to backup withholding. Exempt stockholders or payees that are United States persons should complete and sign an IRS Form W-9 indicating their exempt status in order to avoid backup withholding. A stockholder or other payee that is not a United States person may qualify as an exempt recipient by providing a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate IRS Form W-8, signed under penalties of perjury, attesting to such stockholder or payee’s foreign status or by otherwise establishing an exemption.

IRS Forms W-8, and the instructions thereto, may be obtained from the Depositary or the IRS website (www.irs.gov).

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding may be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may be obtained from the IRS if eligibility is established and appropriate procedure is followed.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m., Eastern Time on December 27, 2021), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after January 28, 2022, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of ATC, Parent, Holdco, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the expiration of the Offer.

If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.

5. Certain U.S. Federal Income Tax Consequences of the Offer and the REIT Merger to U.S. Holders.

The following summary describes certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the REIT Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only stockholders who hold their Shares as capital assets within the meaning of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, expatriates and former citizens or long-term residents of the United States, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations) or governmental organizations, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, U.S. Holders holding Shares through non-U.S. brokers or other intermediaries, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an ‘‘applicable financial statement’’ and persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary does not address the U.S. federal income tax consequences to persons other than U.S. Holders. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, any U.S. federal alternative minimum tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or foreign tax consequences.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash pursuant to the Offer or the REIT Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of exchanging Shares for cash pursuant to the Offer or the REIT Merger.

This discussion is for general information purposes only and does not address all tax consequences that may be relevant to stockholders in light of their particular circumstances. In particular, persons other than U.S. Holders who own or have owned more than 10% of the outstanding Shares may be subject to less favorable treatment under the U.S. federal income tax laws. Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash pursuant to the Offer or the REIT Merger in light of their particular circumstances.

The exchange of Shares for cash pursuant to the Offer or the REIT Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the REIT Merger will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares exchanged. Any gain or loss recognized on such exchange generally will be capital gain or loss, and such gain or loss will generally be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder’s holding period in the Shares exchanged is more than one year. Long-term capital gain recognized by certain non-corporate holders, including individuals, is generally currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations under the Code.

If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder generally must determine its adjusted tax basis and holding period separately with respect to each such block of Shares.

A U.S. Holder who exchanges Shares for cash pursuant to the Offer or the REIT Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—“Procedures for Tendering Shares.”

6. Price Range of Shares; Dividends.

The Shares are traded on NYSE under the symbol “COR.” CoreSite has advised Parent that, as of the close of business on November 23, 2021, there were (i) 44,191,056 Shares issued and outstanding (including 518,419 Shares subject to restricted stock awards of CoreSite and performance stock awards of CoreSite); and (ii) 80,710 Shares underlying outstanding restricted stock units of CoreSite. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on NYSE with respect to the fiscal years ended December 31, 2019 and December 31, 2020 and, with respect to the fiscal year ended December 31, 2021, through November 24, 2021, using Share data reported in published financial sources.

Fiscal Year Ended December 31, 2019	High	Low
First Quarter	$107.81	$84.03
Second Quarter	120.93	105.71
Third Quarter	122.15	103.31
Fourth Quarter	123.69	109.48

Fiscal Year Ended December 31, 2020	High	Low
First Quarter	$120.53	$90.07
Second Quarter	128.47	109.36
Third Quarter	130.56	114.15
Fourth Quarter	131.36	116.20

Current Fiscal Year Ending December 31, 2021	High	Low
First Quarter	$141.50	$107.23
Second Quarter	138.48	115.99
Third Quarter	155.40	131.10
Fourth Quarter (through November 24, 2021)	173.57	137.10

On November 8, 2021, the last full trading day before rumors regarding a potential transaction between ATC and CoreSite were published in the financial press, the last reported closing price per Share on the NYSE was $157.53. On November 12, 2021, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing price per Share on the NYSE was $162.93. On November 24, 2021, the last full trading day prior to the commencement of the Offer, the reported closing price per Share on the NYSE was $171.23 per Share. The Offer Price represents an approximately 7.9% and 4.3% premium over the November 8, 2021 and November 12, 2021 closing stock prices, respectively.

In order to comply with the REIT requirements of the Code, CoreSite is generally required to make annual distributions of at least 90% of its taxable income. According to CoreSite’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, CoreSite has made distributions every quarter since the completion of its initial public offering, and during the nine months ended September 30, 2021, CoreSite announced total dividends per Share of $3.77. See Section  14—“Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the REIT Merger as soon as practicable following the Offer Acceptance Time and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

NYSE Listing. The Shares are currently listed on NYSE. Immediately following the consummation of the REIT Merger (which is expected to occur as soon as practicable after the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on NYSE because the only equityholder will be Holdco. Immediately following the consummation of the Mergers, we intend to cause CoreSite to delist the Shares from NYSE.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by CoreSite upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause CoreSite to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by CoreSite to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to CoreSite. Furthermore, the ability of “affiliates” of CoreSite and persons holding “restricted securities” of CoreSite to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors’ of the Federal Reserve System (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the REIT Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the REIT Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8. Certain Information Concerning CoreSite.

The following description of CoreSite and its business was taken from CoreSite’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, and is qualified in its entirety by reference to such Quarterly Report on Form 10-Q.

CoreSite is engaged in the business of ownership, acquisition, construction and operation of strategically located data centers in some of the largest and fastest growing data center markets in the United States, including the San Francisco Bay area, Los Angeles, the Northern Virginia area (including Washington D.C.), the New York area, Chicago, Boston, Denver and Miami.

CoreSite delivers secure, reliable, high-performance data center, cloud access and interconnection solutions to a growing customer ecosystem across eight key North American communication markets. More than 1,370 customers, including many of the world’s leading enterprises, network operators, cloud providers, and supporting service providers, choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads.

CoreSite is a Maryland corporation incorporated on February 17, 2010. CoreSite’s corporate headquarters are located at 1001 17th Street, Suite 500, Denver, Colorado 80202. CoreSite’s telephone number at such corporate headquarters is (866) 777-2673.

Available Information. CoreSite is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning CoreSite’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of CoreSite’s securities, any material interests of such persons in transactions with CoreSite, and other matters is required to be disclosed in proxy statements and periodic reports distributed to CoreSite’s stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as CoreSite, who file electronically with the SEC. The address of that site is http://www.sec.gov. CoreSite also maintains an Internet website at http://www.coresite.com. The information contained in, accessible from or connected to CoreSite’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of CoreSite’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning CoreSite contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by CoreSite. Although we have no knowledge that any such information contains any misstatements or omissions, none of ATC, Parent, Holdco, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning CoreSite contained in such documents and records or for any failure by CoreSite to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information Concerning ATC, Parent, Holdco and Purchaser.

General. Purchaser is a Maryland limited liability company with its executive offices located at c/o American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. The telephone number of Purchaser is (617) 375-7500. Purchaser is a wholly owned direct subsidiary of Holdco, and a wholly owned indirect subsidiary of ATC and Parent. Purchaser was formed for the purpose of making the Offer and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Mergers and the entry into the Merger Agreement.

Holdco is a Delaware limited liability company with its principal offices located at c/o American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. The telephone number of Holdco is (617) 375-7500. Holdco is a wholly owned indirect subsidiary of ATC. Holdco was formed for the purpose of making the Offer and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Mergers and the entry into the Merger Agreement.

Parent is a California limited liability company with its principal offices located at c/o American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. The telephone number of ATC is (617) 375-7500. Parent serves as an investment vehicle of ATC.

ATC is a Delaware corporation with its principal offices located at c/o American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. The telephone number of ATC is (617) 375-7500. ATC is a global real estate investment trust and an independent owner, operator and developer of multitenant communications real estate. ATC’s primary business is the leasing of space on communications sites to wireless service providers, radio and television broadcast companies, wireless data providers, government agencies and municipalities and tenants in a number of other industries.

The name, citizenship, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of ATC, Parent, Holdco and Purchaser and certain other information are set forth in Schedule A hereto.

During the last five years, none of ATC, Parent, Holdco or Purchaser or, to the best knowledge of ATC, Parent, Holdco and Purchaser, any of the persons listed in Schedule A hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as otherwise described in this Offer to Purchase, (i) none of ATC, Parent, Holdco, Purchaser, any majority-owned subsidiary of ATC, Parent, Holdco or Purchaser or, to the best knowledge of ATC, Parent, Holdco and Purchaser, any of the persons listed in Schedule A hereto or any associate of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of ATC, Parent, Holdco, Purchaser or, to the best knowledge of ATC, Parent, Holdco and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as otherwise described in this Offer to Purchase, none of ATC, Parent, Holdco, Purchaser or, to the best knowledge of ATC, Parent, Holdco and Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of CoreSite, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of ATC, Parent, Holdco, Purchaser or, to the best knowledge of ATC, Parent, Holdco and Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with CoreSite or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between ATC or any of its subsidiaries or, to the best knowledge of ATC, Parent, Holdco and Purchaser, any of the persons listed in Schedule A hereto, on the one hand, and CoreSite or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, ATC, Parent, Holdco and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. ATC filings are also available to the public on the SEC’s website (http://www.sec.gov).

10. Background of the Offer; Contacts with CoreSite.

Background of the Offer and the Merger; Past Contacts or Negotiations between ATC and CoreSite. The following is a description of contacts between representatives of ATC, Parent, Holdco or Purchaser with representatives of CoreSite that resulted in the execution of the Merger Agreement. For a review of CoreSite’s activities relating to these contacts, please refer to CoreSite’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Background of the Offer and the Merger

The information set forth below regarding CoreSite was provided by CoreSite, and none of ATC, Parent, Holdco, Purchaser or any of their respective affiliates or representatives take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which ATC or its affiliates or representatives did not participate. The following contains a description of negotiations and material contacts between representatives of ATC, Parent, Holdco or Purchaser and representatives of CoreSite that resulted in the execution of the Merger Agreement. For a review of CoreSite’s activities relating to these negotiations and contacts, please refer to CoreSite’s Schedule 14D-9 filed with the SEC and being mailed to CoreSite’s stockholders with this Offer to Purchase.

The board of directors of ATC (the “ATC Board”) and ATC’s executive management regularly evaluate various strategies to improve ATC’s competitive position and enhance value for ATC’s stockholders, including opportunities for acquisitions of other companies or their assets. ATC also meets with potential partners and acquisition targets on a regular basis to understand these companies’ businesses and evaluate the potential opportunities.

On March 5, 2021, Steve Baker, Vice President of Innovation & Business Development of ATC sent an email to Paul E. Szurek, the President and Chief Executive Officer of CoreSite and a member of the CoreSite Board, seeking to engage regarding the prospect of deploying data centers on ATC real estate. Mr. Szurek responded the same day and connected Mr. Baker with Steve Smith, Chief Revenue Officer of CoreSite. Over the course of the next three months, Mr. Baker, Mr. Smith and various other representatives of ATC and CoreSite participated in a series of calls and exchanged emails to discuss opportunities for strategic partnership between the two companies.

On June 24, 2021, Mr. Szurek was introduced via email to Thomas A. Bartlett, the President and Chief Executive Officer of ATC, by a member of the CoreSite Board who believed the two companies could partner to address the emerging needs of their respective customers. Following the introduction, Mr. Szurek emailed Mr. Bartlett and the two agreed to meet in August of 2021.

On August 12, 2021, Mr. Szurek met with Mr. Bartlett, as previously scheduled. At the meeting, the two agreed to set up a joint meeting with their respective management teams to explore potential future strategic business partnerships between CoreSite and ATC. No proposals regarding a whole-company acquisition or similar combination transaction were discussed at the meeting.

On August 17, 24 and 31, 2021, Mr. Szurek and Mr. Bartlett further discussed a potential transaction between ATC and CoreSite. No specific proposals were made during these conversations.

On September 1, 2021, Steve Vondran, Executive Vice President and President of U.S. Tower Division of ATC, and Nate Brown, Vice President of Corporate Development of ATC, participated in exploratory discussions with representatives of Evercore, CoreSite’s financial advisor, regarding a potential transaction between ATC and CoreSite.

Between September 1 and September 4, 2021, ATC and CoreSite negotiated and entered into a confidentiality agreement, which contained customary standstill restrictions (which restrictions would terminate in the event any person entered into a definitive agreement with CoreSite to acquire more than 50% of CoreSite’s outstanding voting securities, among other circumstances). Over the course of the following month through early November, CoreSite provided ATC with access to a virtual data room and various due diligence materials. CoreSite also hosted management presentations and diligence sessions for the benefit of ATC and responded to numerous diligence requests and questions.

During weekend of September 11-12, 2021, Mr. Bartlett and Mr. Szurek discussed the status of ATC’s consideration of a potential transaction with CoreSite.

On October 13, 2021, Mr. Szurek and Mr. Bartlett held a meeting in which they discussed their perspectives on the business and prospects of ATC and CoreSite and how a strategic transaction between the parties could potentially be structured. During this meeting, Mr. Szurek indicated that the CoreSite Board had received a proposal from another party, and would be interested in receiving an indication of ATC’s view of the value of a potential transaction between ATC and CoreSite.

On October 15 and October 20, 2021, the ATC Board met with Mr. Bartlett, Mr. Vondran, Rod Smith, Executive Vice President and Chief Financial Officer of ATC and Edmund DiSanto, Executive Vice President, Chief Administrative Officer and General Counsel of ATC, among other representatives of ATC, to discuss how a transaction with CoreSite would further ATC’s expanded data center based strategy. Following such discussions, the ATC Board approved the submission of a non-binding written proposal to acquire CoreSite.

Later on October 20, 2021, ATC submitted a non-binding written proposal to acquire CoreSite for an unspecified combination of cash and stock valuing CoreSite in the area of $165.00 per Share. The proposal indicated that, if the CoreSite Board so desired, ATC would be willing to consider providing CoreSite stockholders the right to elect to receive all-cash or all-stock consideration, subject to proration. The proposal contemplated that a transaction would not require a vote by ATC stockholders and would be effected by means of a standard two-step merger (i.e., a tender offer, immediately followed by a short-form back-end merger).

On October 23, 2021, Mr. Szurek conveyed to Mr. Bartlett the CoreSite Board’s proposed timeline for a final proposal. Furthermore, Mr. Szurek stated to Mr. Bartlett that CoreSite would not be averse to an all-cash proposal, but was ultimately willing to consider any mix of consideration that would maximize value.

On October 27, 2021, representatives of Evercore sent a process letter to ATC along with a form of merger agreement prepared by CoreSite’s outside counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”). The process letter requested that ATC submit its best and final proposal no later than November 11, 2021 and invited ATC to submit an interim markup of the form merger agreement no later than November 4, 2021.

On November 4, 2021, Mr. Bartlett held a call with Mr. Szurek to discuss ATC’s proposal and feedback regarding certain considerations of importance to the CoreSite Board.

On November 4, 2021, Cleary Gottlieb Steen & Hamilton LLP, outside counsel to ATC (“CGSH”), submitted its markup of the merger agreement, indicating ATC’s proposal for an all-cash transaction, and willingness to effect the transaction by a tender offer immediately followed by a short-form back-end merger. In the following days, representatives of Wachtell Lipton participated in a series of calls with representatives of CGSH to provide feedback on the markup and to suggest potential revisions that ATC could implement in order to enhance its final proposal.

On November 9, 2021, the financial media reported speculation regarding CoreSite’s exploration of a strategic transaction, including reports that CoreSite was engaging in discussions with ATC and a number of other potential acquirors.

On November 10, 2021, the ATC Board met with members of management and other advisors to discuss the submission of a final proposal. Upon due consideration and the conclusion that the proposed transaction with CoreSite was in the best interests of ATC, the ATC Board approved the submission of the final proposal, the execution of definitive documents on the basis of such proposal and the consummation of the proposed transaction on such basis.

On November 11, 2021, ATC submitted a revised and final acquisition proposal, including a revised markup of the form merger agreement. The ATC proposal contemplated an all-cash purchase price of $170.00 per Share representing a premium of 18.2% to CoreSite’s 90-day volume weighted average price for the period from July 2, 2021 through November 8, 2021 and a 7.9% premium to the closing price on November 8, 2021, the last trading day before press rumors regarding a potential transaction.

From November 12, 2021 continuing until November 14, 2021, representatives of Wachtell Lipton and CGSH exchanged further revised drafts of the merger agreement and participated in calls to resolve the remaining open issues.

On November 14, 2021, ATC and CoreSite executed the Merger Agreement. ATC and CoreSite issued a joint press release announcing the entry into the Merger Agreement on the morning of November 15, 2021.

On November 29, 2021, Purchaser commenced the Offer and filed this Schedule TO-T.

11. Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements.

Purpose of the Offer and Plans for CoreSite.

Purpose of the Offer. The purpose of the Offer and the Mergers is for ATC and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, CoreSite. Pursuant to the REIT Merger, ATC will indirectly acquire all of the stock of CoreSite not purchased pursuant to the Offer or otherwise. Pursuant to the OP Merger, ATC will indirectly acquire all of the partnership units of the OP not acquired through the acquisition of CoreSite. Stockholders of CoreSite who sell their Shares in the Offer will cease to have any equity interest in CoreSite or any right to participate in its earnings and future growth.

Merger Without a Stockholder Vote. If the Offer is consummated, we will not seek the approval of CoreSite’s remaining public stockholders before effecting the REIT Merger. Section 3-106.1 of the MGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring entity consummates a tender offer for any and all of the outstanding stock of the corporation to be acquired that, absent Section 3-106.1 of the MGCL, would be entitled to vote on the subject merger and (ii) following the consummation of such tender offer, the acquiring entity and its direct and indirect parents and subsidiaries own at least such percentage of the stock of the corporation to be acquired that, absent Section 3-106.1 of the MGCL, would be required to approve the merger. In addition, under Section 3-106.1 of the MGCL, the acquiring entity must give notice that satisfies the requirements of Section 3-106.1(e)(1) of the MGCL to all stockholders of record of the corporation to be acquired at least 20 business days prior to the merger. A Notice of the Merger pursuant to Section 3-106(e)(1) was mailed on November 26, 2021 to CoreSite stockholders of record, thereby constituting the notice of merger referred to in this paragraph. Accordingly, if we consummate the Offer, we intend to effect the closing of the REIT Merger without a vote of the stockholders of CoreSite and in accordance with Section 3-106.1 of the MGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the REIT Merger, as soon as practicable after the consummation of the Offer. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the REIT Merger.

Plans for CoreSite. ATC is conducting a detailed review of CoreSite and its assets, corporate structure, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Mergers. ATC will continue to evaluate the business and operations of CoreSite during the pendency of the Offer and after the consummation of the Offer and the Mergers and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, ATC intends to review such information as part of a comprehensive review of CoreSite’s business, operations, capitalization, indebtedness and management with a view to optimizing development of CoreSite’s potential in conjunction with ATC’s existing businesses. Possible changes could include changes in CoreSite’s business, corporate structure, organizational documents, capitalization, board of directors and management. Plans may change based on further analysis and ATC reserves the right to change its plans and intentions at any time, as deemed appropriate.

Except as disclosed in this Offer to Purchase, ATC, Parent, Holdco and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of CoreSite, the disposition of securities of CoreSite, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving CoreSite or the purchase, sale or transfer of a material amount of assets of CoreSite.

Summary of the Merger Agreement and Certain Other Agreements.

Merger Agreement

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by ATC with the SEC on November 15, 2021 and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—“Certain Information Concerning ATC, Parent, Holdco and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

The Merger Agreement has been filed with the SEC and is incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Mergers. It is not intended to provide any other factual information about ATC, Parent, Holdco, Purchaser or CoreSite, their respective affiliates, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer, the Mergers or the other transactions contemplated by the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by CoreSite to Parent, and by Parent to CoreSite, but not filed with the SEC as part of the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer no later than November 30, 2021. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 13—“Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 13—“Conditions of the Offer,” the Merger Agreement provides that Purchaser will immediately after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and, as promptly as practicable after the Offer Acceptance Time, pay for such Shares. The Offer will expire at one minute after 11:59 p.m., Eastern Time on December 27, 2021, unless we extend the Offer pursuant to the terms of the Merger Agreement.

Purchaser expressly reserves the right to (i) waive or modify (to the extent permitted under applicable law) any condition to the Offer, (ii) increase the amount of cash constituting the Offer Price and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that CoreSite’s prior written approval is required for Parent or Purchaser to:

(1) decrease the Offer Price;

(2) change the form of consideration payable in the Offer (except that we may increase the cash consideration payable in the Offer);

(3) decrease the number of Shares sought to be purchased in the Offer;

(4) impose conditions or requirements to the Offer in addition to the conditions set forth in Section 13—“Conditions of the Offer;”

(5) amend or waive the Minimum Tender Condition;

(6) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects the holders of Shares or would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or impair the ability of the Parent Parties to consummate the transactions contemplated by and in accordance with the Merger Agreement;

(7) terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided in the Merger Agreement; or

(8) provide any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

The Merger Agreement contains provisions to govern the circumstances under which Purchaser is required to extend the Offer. Specifically, the Merger Agreement provides that:

(i) if at any then-scheduled expiration date, any condition to the Offer (other than the Minimum Tender Condition) is not satisfied and has not been waived (to the extent waivable by Purchaser), Purchaser will extend the offer for additional periods of up to ten business days per extension (except as described below) in order to permit such condition to be satisfied;

(ii) if at any then-scheduled Expiration Date each condition to the Offer (other than the Minimum Tender Condition) is satisfied or has been waived by Purchaser (to the extent waivable by Purchaser), then Purchaser may, and upon CoreSite’s request, must, extend the Offer for additional periods of up to ten business days per extension (except as described below) in order to permit the Minimum Tender Condition to be satisfied (provided that Purchaser cannot be required by CoreSite to extend the Expiration Date more than three times);

(iii) Purchaser will extend the Offer for the minimum period required by any law or rules, regulations, interpretations or positions of the SEC or its staff or the NYSE (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price); and

(iv) Purchaser may extend the Offer for any period necessary to satisfy the requirements contained in Section 3-106(e)(1) of the MGCL.

In each case described above, the Offer may be extended until (unless otherwise agreed by Purchaser and CoreSite) the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) May 13, 2022 and (c) the final expiration date following extension of the Offer in compliance with the terms of the Merger Agreement. Furthermore, the parties have agreed that the Offer may not expire during the period between December 30, 2021 and January 14, 2022, and in the event the terms of the Merger Agreement would permit or require Purchaser to extend the expiration date to a date during such period, Purchaser may or must instead extend the Offer to the first business day after January 14, 2022.

Upon any valid termination of the Merger Agreement, Purchaser has agreed that it will promptly and unconditionally terminate the Offer and Purchaser will not acquire any Shares pursuant to the Offer.

The Mergers. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the MGCL and the Maryland Limited Liability Company Act (the “MLLCA”), Purchaser will be merged with and into CoreSite, the separate existence of Purchaser will cease, and CoreSite will continue as the Interim Surviving Entity in the REIT Merger. Substantially concurrently with the REIT Merger, and in accordance with the DRULPA and the DLLCA, OP Merger Sub will be merged with and into the OP, the separate existence of OP Merger Sub will cease, and the OP will continue as the Surviving Partnership in the OP Merger. Immediately following the consummation of the REIT Merger and the OP Merger, and in accordance with the MGCL and the DLLCA, the Interim Surviving Entity will be merged with and into Holdco, the separate existence of the Interim Surviving Entity will cease, and Holdo will continue as the Surviving Entity in the Holdco Merger.

The closing of the Mergers (the “Closing”) will take place at or around 10:00 A.M., New York City time, on (i) the date on which the Offer Acceptance Time occurs, subject to satisfaction or (to the extent permitted by law) waiver of all conditions to Closing (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or if all conditions to Closing are not satisfied or waived by such date, then the Closing will occur on the second business day after satisfaction or (to the extent permitted by law) waiver of all conditions to Closing or (ii) such other date agreed to in writing by CoreSite and Parent (the date on which the Closing occurs, the “Closing Date”).

On the day of the Closing, the parties will file articles of merger with the SDAT as provided under the MGCL and MLLCA to effect the REIT Merger. The REIT Merger will become effective at such time as the articles of merger are accepted for record by the SDAT or on such other date and time as is agreed by CoreSite and Purchaser and specified in the articles of merger. The REIT Merger will be governed by and effected under Section 3-106.1 of the MGCL without a stockholder vote to adopt the Merger Agreement or effect the REIT Merger.

Substantially simultaneously with the filing of articles of merger to effect the REIT Merger, the parties will file a certificate of merger with the DSOS as provided under the DRULPA and the DLLCA to effect the OP Merger. The OP Merger will become effective at such time as the certificate of merger is filed with the DSOS or on such other date and time as is agreed by CoreSite and Parent and specified in the certificate of merger.

Immediately following the consummation of the REIT Merger and the OP Merger, the parties will file a certificate of merger and articles of merger with the DSOS and SDAT, respectively, as provided under the DLLCA and MGCL, respectively, to effect the Holdco Merger. The Holdco Merger will become effective as such time as is agreed by the Interim Surviving Entity and Holdco and specified in the certificate of merger and articles of merger.

As of the REIT Merger Effective Time, the charter and bylaws of CoreSite as in effect immediately prior to the REIT Merger will continue as the charter and bylaws of the Interim Surviving Entity. As of the Holdco Merger Effective Time, the certificate of formation and limited liability company operating agreement of Holdco as in effect immediately prior to the Holdco Merger will continue as the certificate of formation and limited liability company operating agreement of the Surviving Entity. As of the Holdco Merger Effective Time, the limited partnership agreement of the Surviving Partnership will be amended and restated so as to read in its entirety in a form reasonably acceptable to Parent, and the certificate of formation of the OP as in effect immediately prior to the OP Merger will continue as the certificate of formation of the Surviving Partnership.

Closing Conditions. The respective obligations of each party to effect the Mergers are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the written agreement of the parties, in each case, to the extent permitted by applicable law:

•	Purchaser having irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer; and

•

there not having been entered, enacted, issued, promulgated or enforced by any court of competent jurisdiction or other governmental authority, and remaining in effect, any injunction or similar order, judgment, ruling or settlement, or any applicable law that prohibits, enjoins or makes illegal the consummation of the Offer or the other transactions contemplated by the Merger Agreement.

Officers. As of the Holdco Merger Effective Time, the officers of the Surviving Entity will be the respective individuals who served as the officers of Holdco as of immediately prior to the Holdco Merger Effective Time, until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. As of the Partnership Merger Effective Time, the officers of the Surviving Partnership will be the respective individuals who served as the officers of OP Merger Sub immediately prior to the Partnership Merger Effective Time.

General Partner. As of the Partnership Merger Effective Time, the general partner of the Surviving Partnership will be the Interim Surviving Entity, and as of the Holdco Merger Effective Time, the general partner of the Surviving Partnership will be Parent (or its designee, which must be a subsidiary of Parent (other than Holdco) that is disregarded as separate from Parent under Treasury Regulations Section 301.7701-3).

Conversion of Capital Stock at the Effective Time. At the REIT Merger Effective Time, (i) each Share issued and outstanding immediately prior to such time (other than (i) certain restricted shares and (ii) Shares held by the Parent Parties), will be converted into the right to receive an amount in cash equal to the Offer Price and (ii) all of the equity interests of Purchaser issued and outstanding immediately prior to such time will be converted into a number of shares of the Interim Surviving Entity equal to the number of Shares issued and outstanding immediately prior to the REIT Merger Effective Time.

At the Partnership Merger Effective Time, (i) each partnership unit issued and outstanding and held by a limited partner of the OP (excluding CoreSite) will be converted into the right to receive an amount in cash equal to the Offer Price and (ii) all of the equity interests of OP Merger Sub issued and outstanding immediately prior to such time will be converted into a number of partnership units in the Surviving Partnership equal to the number of partnership units owned by the limited partners (excluding CoreSite) immediately prior to the Partnership Merger Effective Time.

At the Holdco Merger Effective Time, (i) all shares of the capital stock of the Interim Surviving Entity will no longer be outstanding and will be automatically cancelled and cease to exist and (ii) all of the equity interests of Holdco issued and outstanding immediately prior to such time will remain outstanding and will not be affected by the Holdco Merger.

Treatment of Equity Awards. At the REIT Merger Effective Time, each award of restricted stock units granted by CoreSite pursuant to its equity plan (each such award, a “CoreSite RSU Award”) that is outstanding as of immediately prior to the REIT Merger Effective Time will vest in accordance with the terms of the applicable award agreement and all restrictions thereupon will lapse, and each such CoreSite RSU Award will be cancelled and converted into the right to receive, within five business days after the REIT Merger Effective Time, a cash payment equal to the product of (i) the number of Shares underlying such CoreSite RSU Award as of immediately prior to the REIT Merger Effective Time and (ii) the Offer Price.

At the REIT Merger Effective Time, (x) 20% of each award of time-based restricted Shares (each, a “CoreSite Restricted Stock Award”), (y) 20% of each award of performance-based restricted Shares (each, a “CoreSite Performance Stock Award” and collectively a “CoreSite Equity Award”) and (z) 100% of each CoreSite Equity Award held by Paul Szurek, Jeffrey Finnin and Derek McCandless, the President and Chief Executive Officer; Chief Financial Officer; and Senior Vice President, Legal, General Counsel and Secretary; respectively, of CoreSite, in each of (x), (y) or (z), that is outstanding as of immediately prior to the REIT Merger Effective Time (each of (x), (y) or (z), a “Specified Award”) will vest and all restrictions thereupon will lapse, and each such Specified Award will be cancelled and converted into the right to receive a cash payment, within five business days following the REIT Merger Effective Time and subject to applicable withholding, equal to the product of (A) the number of Shares underlying such Specified Award as of immediately prior to the REIT Merger Effective Time (determined, with respect to each CoreSite Performance Stock Award, in accordance with the applicable award agreement and based on the greater of the target level of performance and the actual level of achievement of the applicable performance goals over the period commencing on the first day of such three-year performance period and ending on the second to last trading day prior to the date of the REIT Merger Effective Time, using the Offer Price as the end point for measurement of CoreSite’s total shareholder return) and (B) the Offer Price.

In addition, each holder of a Specified Award will receive a cash payment, within five (5) business days following the REIT Merger Effective Time and subject to applicable withholding, equal to the dividend equivalent balance credited on such Specified Award as of immediately prior to the REIT Merger Effective Time. The Shares underlying the Specified Awards whose vesting will accelerate at the REIT Merger Effective Time will be taken from those Shares that vest last, and subsequently in reverse chronological order, based on the vesting schedule under the applicable award agreement relating to such Specified Award.

At the REIT Merger Effective Time, each CoreSite Equity Award that is outstanding as of immediately prior to the REIT Merger Effective Time and is not a Specified Award will be assumed by ATC and will be converted into an award of restricted shares of common stock, par value $0.01 per share, of ATC (the “ATC Shares” and each award, the “ATC Restricted Stock Award”) with respect to a number of ATC Shares (rounded to the nearest whole number of shares) equal to the product of (A) the number of Shares underlying such CoreSite Equity Award as of immediately prior to the REIT Merger Effective Time (determined, with respect to each CoreSite Performance Stock Award, in accordance with the applicable award agreement and based on the greater of the target level of performance and the actual level of achievement of the applicable performance goals over the period commencing on the first day of such three-year performance period and ending on the second to last trading day prior to the date of the REIT Merger Effective Time, using the Offer Price as the end point for measurement of CoreSite’s total shareholder return) and (B) the quotient (the “Equity Award Exchange Ratio”), rounded to four decimal places, of (x) the Offer Price, divided by (y) the volume weighted average price of an ATC Share on the NYSE for the ten trading day period ending on, and including, the second to last trading day prior to the date of the REIT Merger Effective Time. Each such ATC Restricted Stock Award will continue to have the same terms and conditions as applied to the corresponding CoreSite Equity Award immediately prior to the REIT Merger Effective Time (other than performance-based vesting conditions) and will be credited with the dividend equivalent balance credited on the corresponding CoreSite Equity Award as of immediately prior to the REIT Merger Effective Time.

Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about ATC, Parent, Holdco, Purchaser or CoreSite, their respective affiliates, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Mergers. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by CoreSite to Parent, and by Parent to CoreSite, in connection with the Merger Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

In the Merger Agreement, CoreSite and the OP have made representations and warranties to Parent with respect to, among other things:

•	corporate matters with respect to CoreSite, the OP and their subsidiaries, such as due organization, organizational documents, good standing, qualification, power and authority;

•	capitalization;

•	authority relative to, and the binding nature of, the Merger Agreement;

•	corporate approvals regarding the Merger Agreement and the Transactions;

•	the absence of conflicts with laws, CoreSite’s or the OP’s organizational documents and CoreSite’s material contracts;

•	SEC filings and financial statements;

•	disclosure controls and internal controls over financial reporting;

•	absence of certain changes since December 31, 2020;

•	absence of a Company Material Adverse Effect (as defined below) from December 31, 2020;

•	absence of undisclosed liabilities;

•	absence of litigation;

•	employees and employee benefit plans, including the Employee Retirement Income Security Act of 1974, as amended, and certain related matters;

•	labor matters;

•	tax matters;

•	material contracts;

•	environmental matters;

•	intellectual property matters;

•	privacy, cybersecurity and IT assets;

•	compliance with applicable laws;

•	real property;

•	accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

•	opinion of its financial advisor;

•	insurance;

•	related party agreements;

•	broker fees and expenses;

•	state takeover statutes;

•	dissenters’ rights;

•	absence of a required vote; and

•	the Investment Company Act of 1940, as amended.

Some of the representations and warranties in the Merger Agreement made by CoreSite are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, change, occurrence, effect or development that (i) has a material adverse effect on the business, assets, properties, operations, results of operation or condition of CoreSite and its subsidiaries, taken as a whole, or (ii) would prevent, materially delay or materially impair the ability of CoreSite and the OP to perform their obligations under the Merger Agreement or consummate the Transactions. However, for purposes of determining whether a Company Material Adverse Effect has occurred under prong (i) of the foregoing sentence, a Company Material Adverse Effect will not include events, changes, occurrences, effects or developments relating to or resulting from any of the following:

(a)	changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates;

(b)

any decline in the market price or trading volume of the Shares or any change in the credit rating of CoreSite or any of its securities (except, that the facts and circumstances underlying any such decline or change may be considered, to the extent not otherwise excluded);

(c)	changes or developments in the industries in which CoreSite or any of its subsidiaries operate;

(d)	changes in law (or the interpretation or enforcement thereof);

(e)

the execution, delivery or performance of the Merger Agreement or the public announcement or pendency or consummation of the Mergers or other transactions contemplated by the Merger Agreement, including the impact on the relationships (contractual or otherwise) of CoreSite or any of its subsidiaries with employees, partnerships, customers or suppliers or governmental entities (except that events, changes, occurrences, effects or developments relating to or resulting from the foregoing may constitute a Company Material Adverse Effect for purposes of certain representations of CoreSite and the OP regarding the absence of conflicts with applicable law, their organizational documents, material contracts and employee agreements and benefit plans);

(f)	the identity of Parent or any of its affiliates as the acquiror of CoreSite;

(g)

compliance with the terms of, or the taking or omission of any action required by, the Merger Agreement or expressly requested in writing or consented to by Parent (other than any action or failure to take any action pursuant to the conduct of the business covenant, unless Parent has unreasonably withheld, delayed or conditioned its written consent to any such action or failure to take action);

(h)

any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other governmental entity or the declaration by the United States or any other governmental entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of the Merger Agreement;

(i)	any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events;

(j)	any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events;

(k)	changes in generally accepted accounting principles or the interpretation or enforcement thereof;

(l)	any litigation relating to or resulting from the Merger Agreement or the transactions contemplated thereby; or

(m)

any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (except that the facts and circumstances underlying any such failure may be considered, to the extent not otherwise excluded).

However, in the case of the exclusions set forth in (a), (c), (d), (h), (i), (j) or (k) immediately above, to the extent any event, change, occurrence, effect or development relating to or resulting from such exclusions disproportionately adversely affects CoreSite and its subsidiaries, taken as a whole, relative to other companies in the industries in which CoreSite and its subsidiaries operate, the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

Furthermore, any event, change, occurrence, effect or development that has caused or is reasonably likely to cause CoreSite to fail to qualify as a REIT for federal tax purposes, is considered a Company Material Adverse Effect, unless the failure is able to be, and has been, cured on commercially reasonable terms prior to May 13, 2022.

In the Merger Agreement, ATC and the Parent Parties have made certain representations and warranties to CoreSite with respect to, among other things:

•	corporate matters, such as due organization, organizational documents, good standing, qualification, power and authority;

•	authority relative to, and the binding nature of, the Merger Agreement;

•	corporate approvals regarding the Merger Agreement and the Transactions;

•	the absence of conflicts with laws, the organizational documents of the Parent Parties and their subsidiaries and Parent’s material contracts;

•	tax matters;

•	accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

•	the Parent Parties’ lack of any ownership interest in CoreSite;

•	absence of a required vote;

•	broker fees and expenses;

•	ATC’s debt financing and Parent’s sufficiency of funds to consummate the Offer and the Mergers; and

•	the formation and activities of Purchaser, Holdco and OP Merger Sub.

Some of the representations and warranties in the Merger Agreement made by ATC and the Parent Parties are qualified as to “materiality” or “Parent Material Adverse Effect.” For the purpose of the Merger Agreement, a “Parent Material Adverse Effect” means an event, change, occurrence, effect or development that would prevent, materially delay or materially impair the ability of any Parent Party to consummate the Transactions.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the REIT Merger Effective Time.

Access to Information. From the date of the Merger Agreement until the earlier of the REIT Merger Effective Time and the termination of the Merger Agreement pursuant to its terms, upon reasonable advance notice, CoreSite will, and will cause its subsidiaries to, provide Parent and its representatives with reasonable access during normal business hours to CoreSite’s and its subsidiaries’ properties, contracts, commitments and books and records, in each case solely for purposes of furthering the Transactions or integration planning related thereto, and subject to customary exceptions and limitations.

Notice of Certain Events. CoreSite and Parent have agreed to promptly notify the other (i) of any written notice or communication received by such party from any governmental entity in connection with the Merger Agreement or the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions or (ii) if any representation or warranty made by it in the Merger Agreement becomes untrue or inaccurate such that the conditions to the Closing would reasonably be expected to be incapable of being satisfied by May 13, 2022 or it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

Conduct of Business Pending the Merger. CoreSite has agreed that, from the date of the Merger Agreement until the earlier of the REIT Merger Effective Time and the termination of the Merger Agreement pursuant to its terms, except (i) as disclosed prior to execution of the Merger Agreement in CoreSite’s confidential disclosure schedules, (ii) as expressly contemplated by or required pursuant to the Merger Agreement, (iii) as required by applicable law or (iv) as consented to by Parent (which consent may not be unreasonably withheld, delayed or conditioned), CoreSite must maintain its qualification for taxation as a REIT and must (and must cause its subsidiaries to) use its commercially reasonable efforts to (a) conduct its business in all material respects in the ordinary course of business and in compliance with applicable law, (b) maintain in all material respects its business organization and business relationships and (c) maintain its material assets and properties in their current condition (ordinary wear and tear excepted). In addition, and subject to the exceptions listed in (i) through (iv) above, CoreSite will not (and will cause its subsidiaries not to), among other things and subject to specified exceptions:

•

adopt any amendments to the organizational documents of CoreSite or the OP, or amend in any material respect or in any manner adverse to CoreSite or the OP the organizational documents of CoreSite’s subsidiaries;

•

split, combine or reclassify any shares of capital stock of CoreSite or any of its subsidiaries, except for a transaction by a wholly owned subsidiary of CoreSite that remains a wholly owned subsidiary after consummation of such transaction;

•

authorize, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CoreSite or other equity interests of any subsidiary of CoreSite or any rights, warrants or options to acquire any such shares or equity interests, except for the authorization and payment by CoreSite of regular quarterly dividends and by the OP of regular quarterly distributions, payable at a quarterly rate not to exceed $1.27 per share or unit (a “Permitted Dividend”);

•

(w) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares or equity interests, except for the withholding of Shares to satisfy tax withholding obligations with respect to CoreSite equity awards, or with respect to the redemption or exchange of any partnership units of the OP, (x) grant any person any CoreSite equity award or any right or option to acquire any shares of CoreSite’s capital stock or any rights, warrants or options to acquire any such shares, (y) authorize for issuance, issue, deliver or sell any additional shares of capital stock or other rights, warrants or options to acquire any such shares or (z) enter into any contract with respect to the sale, voting registration or repurchase of any shares of capital stock or other rights, warrants or options to acquire any such shares, except that CoreSite may issue Shares (A) upon the vesting, exercise and/or settlement, as applicable, of any CoreSite equity award to the extent required under the terms of the applicable CoreSite equity plan and award agreement, and (B) in connection with the redemption or exchange of any partnership units of the OP;

•

acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any person or entity (or equity interests thereof) or any assets or real property, other than (x) acquisitions of assets (other than real property) in the ordinary course of business and (y) acquisitions of assets or real property pursuant to certain material contracts disclosed on CoreSite’s confidential disclosure schedules or for consideration that does not exceed $30 million, individually, or $50 million, in the aggregate;

•

other than in the ordinary course of business, sell, transfer, dispose of or encumber (other than through certain permitted liens) any of its assets (including capital stock of CoreSite’s subsidiaries and indebtedness of others held by it), other than sales, transfers or dispositions of property, equipment, assets or real property (x) pursuant to certain material contracts disclosed on CoreSite’s confidential disclosure schedules, (y) having a fair market value that does not exceed $3 million, individually, or $5 million, in the aggregate, or (z) between CoreSite and one or more wholly owned subsidiaries or solely between wholly owned subsidiaries of CoreSite;

•

incur, assume, or guarantee, any indebtedness, other than in the ordinary course of business, and except for (x) any indebtedness among CoreSite and its wholly owned subsidiaries or among the wholly owned subsidiaries of CoreSite, (y) guarantees or credit support provided by CoreSite or any of its subsidiaries for indebtedness of CoreSite or any of its subsidiaries to the extent such indebtedness was in existence on the date of the Merger Agreement or incurred in compliance with the Merger Agreement and (z) indebtedness required to be incurred pursuant to certain material contracts disclosed on CoreSite’s confidential disclosure schedules (or replacements, renewals, extensions, or refinancings thereof);

•

make any loans, advances or capital contributions to, or investments in, any other person in excess of $5 million in the aggregate, other than (x) solely between CoreSite and one of its subsidiaries or among its subsidiaries, (y) required or contemplated by certain material contracts disclosed on CoreSite’s confidential disclosure schedules or (z) loans or advances made to non-affiliate tenants in the ordinary course of business;

•

terminate or modify, amend or waive any rights under certain material contracts disclosed on CoreSite’s confidential disclosure schedules or contracts with related parties of CoreSite in any material respect in a manner that is adverse to CoreSite, in each case, or enter into any Contract that would be a material contract or a related party contract, other than (x) in the ordinary course of business or (y) any termination or renewal in accordance with the terms of an existing material contract disclosed on CoreSite’s confidential disclosure schedules that occurs automatically without any action by CoreSite or any of its subsidiaries;

•

enter into, materially modify or amend, or terminate any real property lease, except for the renewal, extension or replacement of any real property lease expiring in accordance with its terms (such renewal, extension or replacement to be on terms substantially similar to the existing real property lease);

•

other than with respect to certain stockholder litigation or tax actions, settle, pay, discharge or satisfy any claim, action, suit or proceeding, other than any claim, action, suit or proceeding that involves only the payment of monetary damages not in excess of $2 million, individually, or $5 million, in the aggregate, over the amount reflected or reserved against in the balance sheet (or the notes thereto) included in CoreSite SEC filings;

•

except as required by the terms of any CoreSite compensation or benefit plan or agreement, (A) materially increase the compensation or employee benefits payable or provided to any officers, employees or directors of CoreSite or any its subsidiaries (“CoreSite Service Providers”), (B) grant or provide, or increase the amount of any change of control, severance, bonus or retention payments to any CoreSite Service Provider (other than establishing and granting awards under a cash retention program in an aggregate amount of up to $10 million), (C) establish, adopt, enter into or materially amend any CoreSite benefit plan or collective bargaining agreement, (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, payment, lapsing of restrictions or funding under any CoreSite benefit plan, (E) hire or promote any CoreSite Service Provider to a position that would be a member of CoreSite’s Senior Leadership Team, or (F) terminate the employment (other than for cause) of any CoreSite Service Provider who is a member of CoreSite’s Senior Leadership Team;

•

materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by the United States generally accepted accounting principles or SEC rule or policy;

•	enter into any new line of business;

•

take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (x) CoreSite to fail to qualify for taxation as a REIT or (y) any subsidiaries of CoreSite to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, as the case may be;

•

(A) make, change or rescind any material election relating to taxes, (B) settle or compromise any material tax audit, claim or assessment, (C) enter into any closing agreement related to material taxes, (D) knowingly surrender any right to claim any material tax refund or (E) other than in the ordinary course of business, give or request any waiver of a statute of limitations with respect to any material tax return;

•

waive the excess share provisions of, or otherwise grant or increase an exception to or waiver of any ownership limits set forth in, the organizational documents of CoreSite or any of its subsidiaries for any person;

•

(A) sell, transfer or assign any intellectual property of CoreSite, (B) abandon, cancel or let lapse, or fail to renew, maintain, continue to prosecute or defend or otherwise dispose of any material intellectual property of CoreSite, (C) grant any license under (including any covenant not to sue or assert) or otherwise subject to any lien (other than certain permitted liens) any material intellectual property of CoreSite, except for non-exclusive licenses granted by CoreSite to subcontractors or customers entered into in the ordinary course of business or (D) fail to continue to protect and maintain the confidentiality of any material trade secrets of CoreSite;

•	form any new funds, non-traded real estate investment trusts, joint ventures or other pooled investment vehicles or similar investment structures;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CoreSite of any of its subsidiaries, except for any such transactions between or among the wholly owned subsidiaries of CoreSite or between or among any of the wholly owned subsidiaries of CoreSite and CoreSite;

•

make any capital expenditures, except for (A) capital expenditures not exceeding 110% of the aggregate amount of capital expenditures set forth in CoreSite’s confidential disclosure schedules or (B) capital expenditures required by any real property lease entered into after the date of the Merger Agreement;

•	enter into or modify in a manner materially adverse to CoreSite any of its tax protection agreements; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing actions.

However, notwithstanding the restrictions described above, CoreSite and its subsidiaries are permitted to take or fail to take any commercially reasonable action, including the establishment of any policy, procedure or protocol, reasonably and in good faith in response to COVID-19 or any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental entity or industry group in connection with or in response to COVID-19.

Furthermore, nothing in the Merger Agreement will prohibit CoreSite from taking any action, or refraining from taking any action, at any time or from time to time, if in the good faith judgment of CoreSite and upon advice of nationally recognized REIT tax counsel, such action or inaction is reasonably necessary for CoreSite to maintain its qualification for taxation as a REIT under the Code, to avoid incurring entity level income or excise taxes under the Code or applicable state law, including making dividend or other distribution payments to stockholders of CoreSite in accordance with the Merger Agreement or otherwise, or to qualify or preserve the status of any subsidiary of CoreSite as a disregarded entity or partnership for United States federal income tax purposes, as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code, as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or as a REIT under the applicable provisions of Section 856 of the Code, as the case may be, provided that CoreSite has agreed to use reasonable efforts to notify Parent before taking such action. Furthermore, if CoreSite makes any dividend or other distribution payment pursuant to this right, the per share amount of any such dividend or other distribution (other than the amount of such dividend or distribution made to CoreSite or any of its subsidiaries) will reduce the per share Offer Price on a dollar-for-dollar basis.

Filings, Consents and Approvals. Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to promptly take all actions necessary, proper or advisable to consummate the Transactions as promptly as practicable after the date of the Merger Agreement, and in any event prior to May 13, 2022, including (i) the obtaining of all necessary consents from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) the obtaining of all necessary consents from third parties, (iii) the defending of any actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions. However, in no event is Parent, CoreSite or any of their respective affiliates required to pay prior to the REIT Merger Effective Time any fee, penalty or other consideration to any third party for any consent required for or triggered by the consummation the Transactions under any contract or otherwise, and neither CoreSite nor any of its subsidiaries may pay, or agree or commit to pay, any such fee, penalty or other consideration without the prior written consent of Parent.

Each of the parties to the Merger Agreement agreed to (i) cooperate with each other in (a) determining whether any filings are required to be made with, or consents are required to be obtained from, or with respect to, any third parties or governmental entities in connection with the execution and delivery of the Merger Agreement and the consummation of the Transactions and (b) promptly making all such filings and timely obtaining all such consents, (ii) use reasonable best efforts to supply to any governmental entity as promptly as practicable any additional information or documents that may be requested pursuant to any law or by such governmental entity and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections any governmental entity or other person may assert under any law with respect to the Transactions, to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity and to contest and resist any administrative or judicial action challenging the Transactions and to have vacated, lifted, reversed or overturned any action, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of Transactions. Furthermore, from the date of the Merger Agreement until the earlier of the REIT Merger Effective Time and the termination of the Merger Agreement in accordance with its terms, Parent agreed not to (and to cause its subsidiaries not to) acquire or agree to acquire any assets, business or securities of any person, to the extent that the consummation of such acquisition would be reasonably likely to prevent or materially delay the Closing.

CoreSite and the OP, on the one hand, and the Parent Parties, on the other hand, agreed (i) to keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received from any third party and/or any governmental entity with respect to the Transactions, (ii) to permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any governmental entity (subject to customary limitations and exceptions) and (iii) not to participate in any meeting or discussion, either in person or by telephone or videoconference, with any governmental entity in connection with the Transactions unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate.

Employee Matters. For the period commencing on the Closing and ending on the first anniversary of the Closing (the “Continuation Period”), Parent will provide to each employee of CoreSite or any of its subsidiaries as of immediately prior to the Closing (each, a “Continuing Employee”), while such Continuing Employee continues in employment with ATC or one of its affiliates during the Continuation Period: (i) a base salary or an hourly wage rate, as applicable, that is no lower than the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Closing, and (ii) employee benefits (excluding retention or change in control bonuses or similar payments, equity and equity based compensation, long-term cash incentives and retiree welfare benefits) that are either (x) substantially comparable, in the aggregate, to those provided to such Continuing Employees immediately prior to the Closing or (y) the same as those provided to similarly situated employees of ATC as of immediately prior to the Closing (or, if more favorable to the Continuing Employees, those provided to similarly situated employees of ATC from time to time during the Continuation Period).

For fiscal year 2022, Parent will provide each Continuing Employee (i) with a target annual cash incentive compensation opportunity that is no less favorable than the target annual cash incentive compensation opportunity provided to such Continuing Employee immediately prior to the Closing and (ii) a target long-term incentive opportunity that is no less favorable than the target annual long-term incentive opportunity provided to such Continuing Employee immediately prior to the Closing.

During the Continuation Period, Parent shall honor the terms of certain CoreSite benefit plans and agreements that provide for severance benefits and will provide each Continuing Employee who is not covered by any such CoreSite benefit plans or agreements with severance benefits that are no less favorable than those provided to similarly situated employees of ATC as of immediately prior to the Closing (or, if more favorable to the Continuing Employees, those provided to similarly situated employees of ATC from time to time during the Continuation Period).

On the earlier of (i) a date that is on or within five business days prior to the Closing and (ii) the ordinary course payment date, CoreSite may pay to each CoreSite employee who is employed by CoreSite or any of its subsidiaries as of immediately prior to the payment date and is eligible to participate in a CoreSite annual bonus program, such employee’s annual bonus with respect to fiscal year 2021 (the “2021 Bonus Payment”), determined based on actual performance through the latest practicable date prior to the Closing Date (or, if earlier, through December 31, 2021), provided that the 2021 Bonus Payment shall not be less than the amount of such bonus determined based on the target level of performance.

Parent will also provide each Continuing Employee with service credit for all purposes (other than benefit accruals under a pension or post-retirement welfare plan, with respect to any plan that is grandfathered or frozen or as would result in any duplication of benefits) under the relevant employee benefit plans of ATC or its subsidiaries (the “Parent Benefit Plans”) for service prior to the Closing with CoreSite and its subsidiaries to the same extent that service was recognized under a corresponding benefit plan of CoreSite or its subsidiaries prior to the Closing. Parent will use commercially reasonable efforts, with respect to any Parent Benefit Plans to (i) cause any eligibility requirements, preexisting condition limitations or waiting period requirements to the same extent waived or satisfied under comparable plans of CoreSite or its subsidiaries and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations under the Parent Benefit Plans for the plan year in which the Closing occurs, to amounts paid by Continuing Employees during the plan year in which the Closing occurs under similar plans maintained by CoreSite or its subsidiaries.

Unless otherwise requested in writing by Parent at least ten days prior to the Closing, CoreSite will take all actions that may be necessary to terminate the CoreSite 401(k) plan at least one day prior to the Closing. If CoreSite terminates the CoreSite 401(k) plan, then (i) as soon as practicable following receipt of a favorable determination letters from the IRS on the termination of the CoreSite 401(k) plan, the assets of the CoreSite 401(k) plan shall be distributed to participants and Parent shall permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” and outstanding loans from the CoreSite 401(k) plan to the Parent Benefit Plan that is a 401(k) plan (the “Parent 401(k) Plan”), and (ii) each Continuing Employee will become a participant in the Parent 401(k) plan effective on the Closing Date.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides for indemnification, advancement of expenses, exculpation from liabilities and insurance rights in favor of the current and former directors, officers or employees of CoreSite and its subsidiaries, whom we refer to as “indemnitees,” with respect to acts or omissions occurring at or prior to the REIT Merger Effective Time (whether asserted or claimed prior to, at or after the REIT Merger Effective Time). Specifically, for a period of six years from and after the REIT Merger Effective Time (the “Indemnity Period”), Parent has agreed that all rights to indemnification, exculpation and advancement of expenses now existing in favor of indemnitees as provided in the governing documents or in any indemnification agreements of each of CoreSite and its subsidiaries as in effect immediately prior to the REIT Merger Effective Time will continue in full force and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any indemnitee.

In addition, Parent has agreed that it will cause the Surviving Entity and the Surviving Partnership to indemnify and hold harmless each current and former director, officer or employee of CoreSite or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of CoreSite or any of its subsidiaries (the “Indemnified Persons”), against any costs or expenses (including advancing attorneys’ fees and expenses), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission that occurred at or prior to the REIT Merger Effective Time, whether asserted or claimed prior to, at or after the REIT Merger Effective Time. In the event of any such proceeding, Parent, the Surviving Entity and the Surviving Partnership agree to cooperate with the Indemnified Party in the defense of any such proceeding.

For the Indemnity Period, Parent has agreed to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by CoreSite and its subsidiaries with respect to matters arising on or before the REIT Merger Effective Time. Alternatively, CoreSite may, at its option, purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by CoreSite and its subsidiaries with respect to matters arising on or before the REIT Merger Effective Time, provided that Parent will not be required to pay with respect to such insurance policies, or CoreSite will not spend on such “tail” policy, as applicable, an annual premium greater than 300% of the last annual premium paid by CoreSite and its subsidiaries prior to the date of the Merger Agreement.

Security Holder Litigation. Each of Parent and CoreSite have agreed to keep the other reasonably informed and cooperate in connection with any stockholder litigation or claims related to the Transactions brought against such party and/or its directors or officers. Furthermore, CoreSite agreed to give Parent a reasonable opportunity to participate in the defense or settlement of any such litigation or claim and not to compromise or settle any such litigation or claim without the prior written consent of Parent (which may not be unreasonably withheld, conditioned or delayed).

Takeover Statutes. Each of the parties to the Merger Agreement and their respective boards of directors (or equivalent) have agreed to use their respective reasonable best efforts (i) to take all action necessary so that no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state law (“Takeover Statute”) is, or becomes, applicable to CoreSite, the Parent Parties or the Transactions and (ii) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Transactions.

Section 16 Matters. CoreSite has agreed to, prior to the OP Merger Effective Time, take such steps as may be reasonably necessary or advisable to cause dispositions of CoreSite equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of CoreSite subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

No Solicitation. Except as described below, until the earlier of the REIT Merger Effective Time or the valid termination of the Merger Agreement pursuant to its terms, CoreSite has agreed that it will not, and will cause its subsidiaries not to, and will use reasonable best efforts to cause its representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making or submission of any Company Alternative Proposal (as defined below);

(ii) participate or engage in any discussions or negotiations regarding a Company Alternative Proposal with, or furnish any nonpublic information relating to CoreSite or its subsidiaries for the purpose of facilitating a Company Alternative Proposal to, any person that has made or, to CoreSite’s knowledge, is considering making, a Company Alternative Proposal (except, in each case, to notify such person as to the existence of this no solicitation obligation);

(iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement or any other similar agreement with respect to a Company Alternative Proposal;

(iv) approve or recommend a Company Alternative Proposal; or

(v) propose or agree to do any of the foregoing.

Furthermore, CoreSite has agreed that it will, and will cause its subsidiaries to, and will use reasonable best efforts to cause its representatives to, immediately cease any solicitations, discussions, negotiations or communications with any person that may be ongoing with respect to any Company Alternative Proposal and promptly instruct any such person (and its representatives) in possession of confidential information about CoreSite or its subsidiaries that was furnished by or on behalf of CoreSite in connection with such discussions or negotiations to return or destroy all such information promptly after the date of the Merger Agreement in accordance with the relevant confidentiality agreement between CoreSite and such person.

“Company Alternative Proposal” means any proposal or offer made by any person or group of persons (other than the Parent Parties or their respective affiliates) relating to or concerning (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving CoreSite, in each case, as a result of which the stockholders of CoreSite immediately prior to such transaction would cease to own at least 75% of the total voting power of CoreSite or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any person of more than 25% of the assets of CoreSite and its subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any person of more than 25% of the outstanding Shares.

CoreSite has agreed it will enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement (other than in the Confidentiality Agreement (as defined below)), unless the CoreSite Board determines in good faith, after consultation with CoreSite’s outside legal counsel and financial advisors, that such enforcement or the failure to waive, terminate or modify would be inconsistent with the standard of conduct required of the CoreSite Board under applicable law.

Notwithstanding the limitations described above, if at any time prior to the Offer Acceptance Time CoreSite receives an unsolicited written bona fide Company Alternative Proposal, CoreSite and its representatives may contact the third party making such Company Alternative Proposal to clarify the terms and conditions so as to determine whether such Company Alternative Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal (as defined below). If (i) such Company Alternative Proposal constitutes a Company Superior Proposal or (ii) the CoreSite Board determines in good faith after consultation with CoreSite’s outside legal counsel and financial advisors that such Company Alternative Proposal could reasonably be expected to lead to a Company Superior Proposal, CoreSite may take the following actions:

(i) furnish nonpublic information to the third party making such Company Alternative Proposal (including its representatives and prospective equity and debt financing sources), if, and only if, (a) prior to furnishing such information, the third party has executed a confidentiality agreement with CoreSite having provisions that are not materially less favorable in the aggregate to CoreSite than the provisions of the Confidentiality Agreement and (b) any nonpublic information regarding CoreSite and its subsidiaries that is provided to such third party (or its representatives) must, to the extent not previously provided to Parent, be provided to Parent as promptly as practicable after having been provided to such third party or its representatives (and in any event within 24 hours thereafter); and

(ii) engage in discussions or negotiations with the third party (including its respective representatives and prospective equity and debt financing sources) with respect to the Company Alternative Proposal.

CoreSite has agreed that it will promptly (and in any event within 24 hours) notify Parent in writing (i) of any Company Alternative Proposal or inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Alternative Proposal (“Inquiry”) that is received by CoreSite, which notice must identify the material terms and conditions thereof and the person making such Company Alternative Proposal or Inquiry (including, if applicable, providing copies of any written Company Alternative Proposals or Inquiries and any proposed agreements related thereto) or (ii) to the extent it enters into discussions or negotiations concerning any Company Alternative Proposal or Inquiry, of any change to the financial and other material terms and conditions of any Company Alternative Proposal or Inquiry, and otherwise keep Parent reasonably informed on a reasonably current basis of any material developments regarding any Company Alternative Proposals (including by providing a copy of all material related correspondence). Neither CoreSite nor any of its subsidiaries may enter into any confidential or similar agreement that would prohibit it from providing the information described above to Parent.

CoreSite has agreed that, except in the circumstances and subject to the terms described below, the CoreSite Board will not:

(i) withhold, withdraw (or qualify or modify in any manner adverse to Parent), or propose publicly to withhold, withdraw (or qualify or modify in any manner adverse to Parent), the recommendation of the CoreSite Board in favor of the Transactions (the “Company Board Recommendation”);

(ii) approve, adopt, recommend or declare advisable (or publicly propose to approve, adopt, recommend or declare advisable) any Company Alternative Proposal; or

(iii) fail to include the Company Board Recommendation in the Schedule 14D-9 (the actions described in the foregoing clauses (i), (ii) and (iii), a “Company Change of Recommendation”).

However, subject to CoreSite’s compliance with the no solicitation provisions in the Merger Agreement, the CoreSite Board may, prior to the Offer Acceptance Time and in response to a Company Superior Proposal received by CoreSite after the date of the Merger Agreement, (i) make a Company Change of Recommendation and/or (ii) cause CoreSite to terminate this Agreement, provided that (a) CoreSite must have given Parent at least four business days’ written notice of its intention to make such a Company Change of Recommendation or terminate this Agreement, and the notice must include a description of the terms and conditions of the Company Superior Proposal, the identity of the person making the Company Superior Proposal and a copy of any proposed definitive agreement for such Company Superior Proposal or other material correspondence and (b) the CoreSite Board must have determined in good faith after consultation with CoreSite’s legal counsel and financial advisors that the Company Superior Proposal (after taking into account any firm commitments made by Parent in writing to amend the terms of this Agreement during the four business day notice period) continues to constitute a Company Superior Proposal and that the failure of the CoreSite Board to make a Company Change of Recommendation or terminate the Merger Agreement would be inconsistent with the standard of conduct required of the CoreSite Board under applicable law. During the four business day notice period described above, if requested by Parent, CoreSite must, and must direct its representatives to, negotiate with Parent in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that, in the case of a Company Superior Proposal, such Company Superior Proposal ceases to constitute a Company Superior Proposal. Any material modifications to the terms of the Company Superior Proposal starts a new two business day notice period.

“Company Superior Proposal” means a bona fide written Company Alternative Proposal (except that “50%” will be substituted for references to “25%” and “75%” in the definition of Company Alternative Proposal) that the CoreSite Board determines in good faith, after consultation with CoreSite’s outside legal counsel and financial advisors, and considering such factors as the CoreSite Board considers to be appropriate, to be more favorable to CoreSite and its stockholders than the transactions contemplated by the Merger Agreement from a financial point of view and is reasonably likely to be consummated on the terms and timing proposed, after taking into account any changes to the terms of the Merger Agreement proposed by Parent, the identity of the person making the Company Alternative Proposal, the financial, legal, regulatory and other aspects of such Company Alternative Proposal, including the expected timing and likelihood of consummation, conditions to consummation and availability of necessary financing.

Notwithstanding the restrictions described above, and subject to CoreSite’s compliance with the no solicitation provisions in the Merger Agreement, the CoreSite Board may, prior to the Offer Acceptance Time and in response to a Company Intervening Event (as defined below), make a Company Change of Recommendation if the CoreSite Board determines in good faith, after consultation with CoreSite’s outside legal counsel and financial advisors, that the failure of the CoreSite Board to take such action would be inconsistent with the standard of conduct required of the CoreSite Board under applicable law, provided that (i) CoreSite must have given Parent at least four business days’ written notice of its intention to make such a Company Change of Recommendation, and the notice must include a reasonably detailed description of the applicable Company Intervening Event (including the facts and circumstances providing the basis for the determination by the CoreSite Board to effect a Company Change of Recommendation) and (ii) the CoreSite Board must have determined in good faith after consultation with CoreSite’s legal counsel and financial advisors that the failure of the CoreSite Board to make such Company Change of Recommendation would continue to be inconsistent with the standard of conduct required of the CoreSite Board under applicable law (after taking into account any firm commitments made by Parent in writing to amend the terms of the Merger Agreement during the four business day notice period). During the four business day notice period described above, if requested by Parent, CoreSite must, and must direct its representatives to, negotiate with Parent in good faith to make adjustments in the terms and conditions of the Merger Agreement. Any material changes to the Company Intervening Event starts a new two business day notice period.

“Company Intervening Event” means any event, change, occurrence or development that is material to CoreSite and its subsidiaries (taken as a whole) and that is unknown and not reasonably foreseeable to the CoreSite Board as of the date of the Merger Agreement. The receipt, existence or terms of a Company Alternative Proposal or any change in the price or trading volume of any securities of CoreSite or Parent will not be deemed to be a Company Intervening Event under the Merger Agreement (however, the underlying reasons for such changes may constitute a Company Intervening Event).

Nothing contained in the Merger Agreement will prohibit CoreSite or the CoreSite Board from (i) complying with its disclosure obligations under applicable law or rules and policies of the NYSE, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the CoreSite Board determines in good faith, after consultation with CoreSite’s outside legal counsel and financial advisors, that the failure of the CoreSite Board to make such disclosure would be inconsistent with the standard of conduct required of the CoreSite Board under applicable law.

Termination. The Merger Agreement may be terminated and the Offer and Mergers may be abandoned at any time before the Offer Acceptance Time as follows:

(i) by mutual written consent of Parent and CoreSite;

(ii) by Parent if CoreSite or the OP has breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements in the Merger Agreement, which breach or failure to perform (a) would result in a failure of a condition to the Offer and (b) cannot be cured by May 13, 2022 or, if curable, is not cured within 30 business days following Parent’s delivery of written notice to CoreSite (a “CoreSite Breach Termination”), except that this termination right will not be available to Parent if any Parent Party is then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement;

(iii) by CoreSite if any Parent Party has breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (a) would reasonably be expected to prevent Parent, Holdco or Purchaser from consummating the Offer and the Mergers by May 13, 2022 and (b) cannot be cured by May 13, 2022 or, if curable, is not cured within 30 business days following CoreSite’s delivery of written notice to Parent, except that this termination right will not be available to CoreSite if CoreSite or the OP is then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement;

(iv) by either Parent or CoreSite, if the Offer Acceptance Time has not occurred on or before May 13, 2022 (an “End Date Termination”), except that this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in the failure to satisfy the conditions to the Offer or the failure of the Offer Acceptance Time to have occurred on or before May 13, 2022;

(v) by Parent if (a) the CoreSite Board has effected a Company Change of Recommendation, (b) a willful and material breach of the no solicitation provisions has occurred or (c) the CoreSite Board has failed to publicly reaffirm the Company Board Recommendation within ten business days after the date a Company Alternative Proposal has been publicly announced (or if the Expiration Date of the Offer is within such ten business day period, then prior to such Expiration Date);

(vi) by CoreSite prior to the Offer Acceptance Time, in order to enter into a definitive agreement providing for a Company Superior Proposal simultaneously with the termination of the Merger Agreement (a “Company Superior Proposal Termination”), except that this termination right is not available if such Company Superior Proposal arose or resulted from a willful and material breach of the no solicitation provisions in the Merger Agreement and will not be effective until CoreSite has paid the Company Termination Payment (as defined below);

(vii) by either CoreSite or Parent if a governmental entity of competent jurisdiction has issued, enacted, promulgated, enforced, or entered a final, non-appealable order or law permanently enjoining or otherwise permanently prohibiting the Transaction, except that this termination right is not available to any party that has not complied with its efforts obligations or has otherwise materially breached its obligations under the Merger Agreement in any manner that has been the primary cause of such order or law; or

(viii) by either CoreSite or Parent, prior to the Offer Acceptance Time, if the Offer (as it may be extended under the terms of the Merger Agreement) has expired in accordance with its terms without the Minimum Tender Condition having been satisfied or other conditions to the Offer having been satisfied or waived by Parent (a “Failed Offer Termination”), except that this termination right is not available to any party that has materially breached its obligations under this Agreement in any manner that has caused or resulted in the failure of the Minimum Tender Condition or of the other conditions to the Offer to be satisfied.

Effect of Termination. If terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of any party to the Merger Agreement, except that (i) termination will not relieve CoreSite of its obligation to pay the Termination Fee, to the extent required under the terms of the Merger Agreement, (ii) termination will not relieve any party of liability for its willful and material breach of any covenant or obligation contained in the Merger Agreement prior to its termination, (iii) the Confidentiality Agreement will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms and (iv) certain specified provisions of the Merger Agreement will survive.

CoreSite Termination Fee. CoreSite has agreed to pay Parent a termination fee of $300,000,000 in cash (the “Termination Fee”) if:

(i) after the date of the Merger Agreement, a Company Alternative Proposal has been received by CoreSite or has been publicly disclosed (a “Qualifying Transaction”) (a) the Merger Agreement is terminated (1) by Parent or CoreSite pursuant to an End Date Termination or a Failed Offer Termination or (2) by Parent pursuant to a CoreSite Breach Termination and (b) within twelve months of such termination, CoreSite consummates or has entered into a definitive agreement providing for (and later consummates) such Qualifying Transaction or another Company Alternative Proposal, provided that for purposes of determining if the Termination Fee is payable in such circumstances, the term “Company Alternative Proposal” will have the meaning described in “—No Solicitation” above, except that all references to “25%” and “75%” will be deemed to be references to “50%”;

(ii) the Merger Agreement is terminated by CoreSite pursuant to a Company Superior Proposal Termination; or

(iii) the Merger Agreement is terminated by Parent pursuant to a CoreSite Breach Termination.

Parent’s right to receive the payment from CoreSite of the Termination Fee will be the sole and exclusive remedy of ATC, the Parent Parties and the other subsidiaries of ATC and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents against CoreSite and any of its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents for any loss or damages suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount, none of such related parties of CoreSite will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions except as otherwise described in “—Effect of Termination” above.

Guaranty. ATC has agreed to irrevocably guarantee each of the obligations of the Parent Parties under the Merger Agreement. If any Parent Party fails to perform any of its obligations under the Merger Agreement, ATC, upon written request of CoreSite, will, or will cause such Parent Party to, perform such obligations promptly upon receipt of such request.

Specific Performance. The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

Expenses. Except as otherwise provided in the Merger Agreement, all costs and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring or required to incur such expenses.

Offer Conditions. The Offer Conditions are described in Section 13—“Conditions of the Offer.”

Confidentiality Agreement

Prior to signing the Merger Agreement, CoreSite and American Tower LLC (on behalf of its parent, ATC) entered into a Mutual Confidential Disclosure Agreement, dated as of September 4, 2021 (the “Confidentiality Agreement”) pursuant to which each party agreed, subject to certain exceptions, to keep confidential nonpublic information about the other party in connection with the consideration of a possible negotiated transaction involving CoreSite and ATC and to use such information only for specified purposes.

The Confidentiality Agreement also contains “standstill” provisions that prohibit ATC and its affiliates and their respective representatives, until the earliest of (i) September 4, 2023, (ii) CoreSite’s entry into a definitive agreement with a third party for a transaction involving all or a majority of CoreSite’s voting securities or consolidated assets and (iii) the commencement of any third party of (or public announcement of an intention to commence) a tender or exchange offer for all or a majority of CoreSite’s voting securities and the CoreSite Board either recommends such offer or fails to recommend that its stockholders reject such offer within ten business days from the date of commencement or announcement, from taking the following actions:

(a)

effecting or seeking, offering or proposing (whether publicly or otherwise) to effect, or participating in, facilitating or encouraging any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:

•

any acquisition of any securities (or beneficial ownership thereof as defined in Rule 13d-3 under the Exchange Act), or rights or options to acquire any securities (or beneficial ownership thereof) of CoreSite or its subsidiaries, or assets constituting a significant portion of the consolidated assets of CoreSite or its subsidiaries, or any indebtedness or businesses of CoreSite or its subsidiaries;

•

any tender offer or exchange offer, merger or other business combination involving CoreSite or any of its subsidiaries or assets of CoreSite or any of its subsidiaries constituting a significant portion of the consolidated assets of CoreSite or any of its subsidiaries;

•	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to CoreSite or any of its subsidiaries; or

•	any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any voting securities of CoreSite or any of its subsidiaries;

(b)

forming, joining, or in any way communicating or associating with any security holders or participating in a “group” (as defined under the Exchange Act) with respect to CoreSite or any of its subsidiaries or any voting securities of CoreSite or any of its subsidiaries;

(c)

otherwise acting, alone or in concert with others, (x) to seek representation on or to control, change, advise or influence the management, board of directors or policies of CoreSite or any of its subsidiaries, (y) to obtain representation on the CoreSite Board or any of its subsidiaries or (z) to propose any matter to be voted upon by the security holders of CoreSite or any of its subsidiaries;

(d)	publicly disclosing or directing any person to publicly disclose, any intention, plan or arrangement inconsistent with the foregoing;

(e)

taking any action that could reasonably be expected to cause or legally require ATC or any of its affiliates, CoreSite or any other person to disclose or make a public announcement regarding, any confidential information or any of the foregoing actions; or

(f)	advising, assisting, directing or intentionally encouraging any person to advise, assist or intentionally encourage any other persons to do or attempt to do any of the foregoing.

In addition, the Confidentiality Agreement contains a non-solicitation provision prohibiting ATC and each of its affiliates, during the two year period commencing on the date of the Confidentiality Agreement, from soliciting for employment or hiring any of CoreSite’s or its subsidiaries’ (i) officers or (ii) management-level employees with whom ATC or its affiliates has had contact or has become aware of in connection with the potential transaction, subject to certain customary exceptions.

The Confidentiality Agreement and obligations thereunder expire on the earlier of the third anniversary of the Confidentiality Agreement and the closing of a transaction between CoreSite and American Tower LLC or their respective affiliates.

This summary does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to this Schedule TO and is incorporated by reference herein.

12. Source and Amount of Funds.

The Offer is not conditioned upon ATC’s, Parent’s, Holdco’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. ATC, Parent, Holdco and Purchaser estimate that the total amount of funds required to consummate the Transactions pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Mergers will be approximately $10.1 billion. ATC anticipates funding these payments with a combination of internally available cash, borrowings under the amendments to its existing revolving and term loan credit facilities and new term loan facilities (the “Permanent Loan Facilities”) and/or the issuance of equity or senior unsecured notes.

In connection with its entry into the Merger Agreement, ATC entered into a debt commitment letter and certain related letters (collectively, the “Bridge Commitment Letter”) with JPMorgan Chase Bank, N.A. (and, together with any lenders that become parties to the Bridge Commitment Letter, the “Commitment Parties”), providing for commitments in respect of a senior unsecured bridge facility in an aggregate committed amount of up to $10.5 billion (the “Bridge Facility”). Commitments under the Bridge Facility will be reduced by 100% of the commitments provided to ATC pursuant to the entry into definitive agreements for the Permanent Loan Facilities, as well as the proceeds of any issuances of equity or senior unsecured notes.

The commitments of the Commitment Parties are conditioned upon, among other things, the consummation of the Offer, absence of a material adverse effect with respect to CoreSite, accuracy in all material respects of certain representations and warranties and delivery of certain financial statements.

The foregoing summary of the Bridge Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Bridge Commitment Letter, which is incorporated herein by reference. We have filed a copy of the Bridge Commitment Letter as Exhibit (b)(1) to the Schedule TO.

We have neither sought nor made alternative financing arrangements should the Bridge Facility and the Permanent Loan Facilities not be available.

The Offer is not conditional upon any financing arrangements.

13. Conditions of the Offer.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (i) through (ix) below. Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary and subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) of the Exchange Act, Purchaser is not required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer at any scheduled Expiration Date (subject to any extensions of the Offer), if the Minimum Tender Condition has not been satisfied by one minute after 11:59 p.m., Eastern Time on the Expiration Date or any of the additional conditions described below has not been satisfied or waived in writing by Parent:

(i) there having been validly tendered and not validly withdrawn a number of Shares that, considered together with all Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries, represents at least a majority of all Shares outstanding at the time the Offer expires (the “Minimum Tender Condition”);

(ii) there not having been entered, enacted, issued, promulgated or enforced by any court of competent jurisdiction or other governmental authority, and remaining in effect, any injunction or similar order, judgment, ruling or settlement, or any applicable law that prohibits, enjoins or makes illegal the consummation of the Offer or the other transactions contemplated by the Merger Agreement;

(iii) (a) the representations and warranties of CoreSite set forth in the first sentence and second sentence of Section 3.2(a) and the first sentence and second sentence of Section 3.2(b) of the Merger Agreement being true and correct in all respects, except for any de minimis inaccuracies, as of the date of the Merger Agreement and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (b) the representations and warranties of CoreSite set forth in first and second sentence of Section 3.1(a), Section 3.1(b), the third sentence of Section 3.2(a), the third sentence of Section 3.2(b), Section 3.2(d), Section 3.2(e), Section 3.3, Section 3.4, Section 3.21, Section 3.24 and Section 3.28 of the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (c) the representations and warranties of CoreSite set forth in Section 3.8(a) being true and correct in all respects as of the date hereof and as of the Closing, as if made at and as of such time, (d) the representations and warranties of CoreSite set forth in Article III of the Merger Agreement that are qualified by a “Company Material Adverse Effect” qualification being true and correct in all respects as so qualified as of the date of the Merger Agreement and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (e) the other representations and warranties of CoreSite set forth in Article III of the Merger Agreement being true and correct as of the date hereof and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (e) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or “Company Material Adverse Effect”) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the “Representations Conditions”);

(iv) CoreSite and the OP having performed or complied in all material respects with all obligations required to be performed or complied with by CoreSite or the OP under the Merger Agreement at or prior to the time the Offer expires (the “Covenants Condition”);

(v) the absence of, since the date of the Merger Agreement, any Company Material Adverse Effect or any event, change or effect that, individually or in the aggregate, would reasonably be expected to have, a Company Material Adverse Effect (the “No MAE Condition”);

(vi) Parent having received a written opinion of CoreSite’s regular REIT tax counsel (or if such counsel is unable to issue such opinion, such other counsel reasonably acceptable to Parent), dated as of the Closing Date, in a form reasonably agreed to by Parent, to the effect that CoreSite has, since its taxable year ended on December 31, 2016 and through the consummation of the Holdco Merger, been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter delivered by CoreSite to such counsel;

(vii) Parent having received from CoreSite a certificate, dated as of the closing date and signed by CoreSite’s Chief Executive Officer or other senior executive officer certifying that the Representations Condition, the Covenants Condition and the No MAE Condition have been satisfied;

(viii) Parent having received from the CoreSite Board an exemption from certain limitations on ownership set forth in the charter of CoreSite; and

(ix) the Merger Agreement not having been terminated in accordance with its terms.

Parent and Purchaser may waive, in whole or in part at any time, any of the conditions to the Offer in their sole discretion (to the extent permitted under applicable law), except that Purchaser may not waive the Minimum Tender Condition without the prior written consent of CoreSite.

14. Dividends and Distributions.

The Merger Agreement provides that between the date of the Merger Agreement and the REIT Merger Effective Time, neither CoreSite nor any of its subsidiaries may make, declare or set aside any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of CoreSite or other equity interests of any subsidiary of CoreSite or any rights, warrants or options to acquire any such shares or equity interests, without in each case the prior written consent of Parent, except (i) for distributions paid solely to Parent or the OP (or to one of their respective wholly owned subsidiaries) and (ii) a Permitted Dividend (as described in Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Conduct of Business Pending the Merger” above). Furthermore, CoreSite is permitted to take any action necessary to ensure that one Permitted Dividend is paid prior to the initial Expiration Date.

Pursuant to the terms of the Merger Agreement, on November 17, 2021, CoreSite declared a Permitted Dividend of $1.27 per Share and per common stock equivalent in cash for the fourth quarter of 2021 to be paid on December 13, 2021, to stockholders of record as of December 2, 2021.

Furthermore, notwithstanding any restriction on dividends and other distributions in the Merger Agreement, CoreSite and its subsidiaries are permitted (without the consent of Parent) to declare and make dividends and distributions, including under Section 858 or 860 of the Code, prior to the Closing if the making of such dividends or distributions prior to the Closing is necessary for CoreSite or any of its subsidiaries to maintain its qualification for taxation as a REIT under the Code or applicable state law and to avoid or reduce the imposition of any entity level income or excise tax under the Code or applicable state law. The per share amount of any such dividend or other distribution will reduce the per share Offer Price on a dollar-for-dollar basis. If CoreSite determines that it is necessary to declare a dividend or distribution (other than a Permitted Dividend), it must notify Parent as soon as reasonably practicable prior to such declaration.

15. Certain Legal Matters; Regulatory Approvals.

General. Except as otherwise set forth in this Offer to Purchase, based on ATC’s, Parent’s, Holdco’s and Purchaser’s review of publicly available filings by CoreSite with the SEC and other information regarding CoreSite, ATC, Parent, Holdco and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of CoreSite and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. In addition, except as set forth below, ATC, Parent, Holdco and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, ATC, Parent, Holdco and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to CoreSite’s or ATC’s business or that certain parts of CoreSite’s or ATC’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Filings, Consents and Approvals”, Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Reasonable Best Efforts” and Section 13—“Conditions of the Offer.”

Stockholder Vote Not Required. CoreSite has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by CoreSite and the consummation of the Offer and the Mergers have been duly and validly authorized by all necessary corporate action on the part of CoreSite, and no other corporate proceedings on the part of CoreSite are necessary to authorize the Merger Agreement or to consummate the Offer and the Mergers. Section 3-106.1 of the MGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring entity consummates a tender offer for any and all of the outstanding stock of the corporation to be acquired that, absent Section 3-106.1 of the MGCL, would be entitled to vote on the subject merger and (ii) following the consummation of such tender offer, the acquiring entity and its direct and indirect parents and subsidiaries own at least such percentage of the stock of the corporation to be acquired that, absent Section 3-106.1 of the MGCL, would be required to approve the merger. In addition, under Section 3-106.1 of the MGCL, the acquiring entity must give notice that satisfies the requirements of Section 3-106.1(e)(1) of the MGCL to all stockholders of record of the corporation to be acquired at least 20 business days prior to the articles of merger being filed with the SDAT. A Notice of the Merger pursuant to Section 3-106(e)(1) was mailed on November 26, 2021 to CoreSite stockholders of record, thereby constituting the notice of merger referred to in this paragraph. If the Minimum Tender Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, Purchaser will hold a sufficient number of Shares to complete the REIT Merger without any vote of CoreSite’s stockholders. Subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser and CoreSite are required to effect the REIT Merger pursuant to Section 3-106.1 of the MGCL following consummation of the Offer. See Section 11—“Purpose of the Offer and Plans for CoreSite; Summary of the Merger Agreement and Certain Other Agreements.”

State Takeover Laws. A number of states (including Maryland, where CoreSite is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

Under Subtitle 6 of Title 3 of the MGCL (the “Business Combination Act”), certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include mergers, consolidations, statutory share exchanges or, in circumstances specified in the statute, asset transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period immediately before the date in question, was the beneficial owner of 10% or more of the voting power of the corporation’s then-outstanding voting stock.

A person is not an interested stockholder under the MGCL if the corporation’s board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. The CoreSite Board, at the time of CoreSite’s initial public offering, had opted any business combination involving CoreSite out of the Business Combination Act. In addition, the CoreSite Board has approved the Offer and the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby. The Purchaser will not become an “interested stockholder” as defined in the Business Combination Act and the Business Combination Act will not apply to the Merger Agreement and the transactions contemplated thereby (including the Offer and the REIT Merger).

Subtitle 7 of Title 3 of the MGCL (the “Control Share Acquisition Act”) provides that holders of “control shares” of Maryland corporations that are acquired in a “control share acquisition” generally will have no voting rights with respect to such shares unless such rights are conferred on those shares by the affirmative vote of the holders of two-thirds of all the outstanding shares, excluding all interested shares. Under the Control Share Acquisition Act, the corporation is also permitted to redeem the control shares from the holder for “fair value” in the event the requested stockholder approval is not obtained or is not sought. A control share acquisition is defined, with certain exceptions, as the acquisition of issued and outstanding control shares. Control shares are defined, with certain exceptions, as shares of stock that would, if aggregated with other shares of the corporation owned by such person, cause such person to have voting power within the following ranges: (i) one tenth or more, but less than one-third of all voting power; (ii) one-third or more, but less than a majority of all voting power; or (iii) a majority or more of all voting power. Control shares also include all shares acquired by such person within 90 days or shares acquired under a plan to make a control share acquisition. A corporation may exempt an acquisition of shares specifically or generally from these provisions by adoption of a charter or bylaw provision to such effect at any time prior to the acquisition of the shares. CoreSite opted out of the Control Share Acquisition Act in its Amended and Restated Bylaws and the Control Share Acquisition Act will not apply to the Merger Agreement and the transactions contemplated thereby (including the Offer).

CoreSite has represented to us in the Merger Agreement that the CoreSite Board has taken all actions necessary render inapplicable to the Offer and the Mergers the restrictions in the Business Combination Act and the Control Share Acquisition Act, and that no other Takeover Statute is applicable to the Merger Agreement, the Offer or the Mergers. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Mergers. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, Mergers, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more Takeover Statutes apply to the Offer or the Mergers, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Mergers, or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—“Conditions of the Offer.”

Appraisal Rights. Pursuant to the Merger Agreement, MGCL Section 3-202 and the charter of CoreSite, no appraisal rights or rights of an objecting stockholder are available to the stockholders in connection with the Offer or the REIT Merger.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the REIT Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the REIT Merger or another business combination or (ii) the REIT Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the REIT Merger or other business combination is at least equal to the amount paid per Share in the Offer. None of ATC, Parent, Holdco or Purchaser believes that Rule 13e-3 will be applicable to the REIT Merger.

Legal Proceedings Relating to the Tender Offer. None.

16. Fees and Expenses.

ATC has retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither ATC, Parent, Holdco nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17. Miscellaneous.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

ATC, Parent, Holdco and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning CoreSite” under “Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of CoreSite stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of ATC, Parent, Holdco or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of ATC, Parent, Holdco, Purchaser, the Depositary or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of ATC, Parent, Holdco, Purchaser, CoreSite or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

American Tower Corporation

American Tower Investments LLC

Appleseed Holdco LLC

Appleseed Merger Sub LLC

November 29, 2021

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF ATC, PARENT, HOLDCO AND PURCHASER

ATC

The following table sets forth information about ATC’s directors and executive officers as of November 29, 2021. The common business address and telephone number for all the directors and executive officers (unless otherwise noted below) is as follows:

c/o American Tower Corporation, 116 Huntington Ave, 11th floor Boston, MA 02116, telephone number: (617) 375-7500.

Name, Citizenship and Position	Principal Occupation or Employment and Five-Year Employment History (and Business Address, if different from above)
Thomas A. Bartlett United States of America President and Chief Executive Officer, Director

American Tower Corporation, President and Chief Executive Officer, March 2020 to present; Director, May 2020 to present; Executive Vice President and Chief Financial Officer, April 2009 to March 2020;

Equinix, Inc., Director, April 2013 to August 2021.

Rodney M. Smith United States of America Executive Vice President, Chief Financial Officer and Treasurer	American Tower Corporation, Executive Vice President, March 2020 to present; Chief Financial Officer and Treasurer; March 2020 to present; Senior Vice President, Corporate Finance and Treasurer, 2018 to February 2020; Senior Vice President and Chief Financial Officer, U.S. Tower Division, October 2009 to March 2020.

Edmund DiSanto United States of America Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	American Tower Corporation, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, April 2007 to present.

Sanjay Goel India Executive Vice President and President, Asia-Pacific

American Tower Corporation, Asia-Pacific, Executive Vice President and President, March 2021 to present;

Nokia Corporation Finland, President Global Services & President Nokia Operations, March 2018 to March 2021, Vice President Sales, July 2015 to March 2018.

c/o ATC Asia Pacific Pte Ltd, 152 Beach Road, #26-01 Gateway East, Singapore 189721.

Olivier Puech United States of America Executive Vice President and President, Latin America and EMEA

American Tower Corporation, Latin America and EMEA, Executive Vice President and President, October 2018 to present; Latin America, Senior Vice President and CEO, 2013 to October 2018.

121 Alhambra Plaza, Suite# 1400, Coral Gables, FL 33134.

Steven O. Vondran United States of America Executive Vice President and President, U.S. Tower Division

American Tower Corporation, U.S. Tower Division, Executive Vice President and President, August 2018 to present; U.S. Tower Division, Senior Vice President, General Counsel, August 2010 to August 2018; Senior Vice President, U.S. Leasing Operations, August 2004 to August 2010.

10 Presidential Way, Woburn, MA, 01801.

Robert J. Meyer, Jr. United States of America Senior Vice President and Chief Accounting Officer	American Tower Corporation, Senior Vice President and Chief Accounting Officer, January 2020 to present, Senior Vice President, Finance and Corporate Controller, August 2008 to January 2020.

Raymond P. Dolan United States of America Director

American Tower Corporation, Director, February 2003 to present; member of Compensation Committee, February 2003 to May 2011, and June 2016 to present; member of Nominating and Corporate Governance Committee, January 2004 to June 2016; Chair of Nominating and Corporate Governance Committee, February 2005 to May 2015;

Cohere Technologies, Inc., Chairman and Chief Executive Officer, October 2018 to present;

Sonus Networks, Inc., President, Chief Executive Officer and member of the Board of Directors, October 2010 to December 2017.

Kenneth R. Frank United States of America Director

American Tower Corporation, Director, January 2021 to present; member of Audit Committee, January 2021 to present;

Turning Technologies, Chief Executive Officer, July 2019 to present;

Kibo Software, Chief Executive Officer, January 2016 to December 2018;

Aptean Software, Chief Operating Officer, October 2011 to December 2015.

Robert D. Hormats United States of America Director

American Tower Corporation, Director, October 2015 to present; member of Nominating and Corporate Governance Committee, February 2016 to present; Chairperson of Nominating and Corporate Governance Committee, May 2021 to present;

Tiedemann Advisors, Managing Director, March 2020 to present; Tiedemann’s Investment Advisory Committee, 2015 to 2020;

Kissinger Associates, Inc., Vice Chairman, 2013 to 2019;

Under Secretary of State for Economic Growth, Energy and the Environment, 2009 to 2013.

520 Madison Ave, 26th floor, New York, NY 10022.

Gustavo Lara Cantu Mexico Director

American Tower Corporation, Director, November 2004 to present; member of Compensation Committee, May 2009 to present; member of Nominating and Corporate Governance Committee, February 2005 to May 2009;

Monsanto Company, Latin America North Division, Chief Executive Officer, retired in 2004.

Paseo de Primaveras 20 Casa 23, Vista Hermosa, Mexico City, 05100, Mexico.

Grace D. Lieblein United States of America Director

American Tower Corporation, Director, June 2017 to present; member of Compensation Committee, May 2021 to present; member of Audit Committee, June 2017 to May 2021;

GDL Consulting, LLC, Management Consultant, 2016 to present;

Southwest Airlines Co., Director, January 2016 to present;

Honeywell International Inc., Director, December 2012 to present;

General Motors Company, Vice President, Global Quality, November 2014 to December 2015.

12274 Crystal Lake Dr, S Cement City, MI, 49233.

Craig Macnab United States of America Director

American Tower Corporation, Director, December 2014 to present; member of Compensation Committee, May 2018 to present; Chairperson of Compensation Committee, May 2019 to present; member of Audit Committee, December 2014 to December 2019;

National Retail Properties, Inc., Chief Executive Officer, February 2004 to April 2017; Chairman of the Board, February 2008 to April 2017.

PO Box 772032, Steamboat Springs, CO 80477.

JoAnn A. Reed United States of America Director

American Tower Corporation, Director, May 2017 to present; member of Audit Committee, November 2007 to present; Chairperson of Audit Committee, May 2015 to present.

Healthcare Services Consultant, March 2009 to present;

Waters Corporation, Director, May 2006 to present;

Mallinckrodt plc, Director, June 2013 to present.

Pamela D. A. Reeve United States of America Chair of the Board, Director	American Tower Corporation, Director, March 2002 to present; Chair of the Board, May 2020 to present; Lead Director of the Board, May 2004 to May 2020; member of Nominating and Corporate Governance Committee, August 2002 to February 2005 and May 2009 to present; member of Compensation Committee, April 2004 to June 2016; Chairperson of Compensation Committee,

April 2004 to May 2009; member of Audit Committee, August 2002 to July 2007;

Frontier Communications Corporation, Director, May 2010 to present; Chairperson, April 2016 to present;

Sonus Networks, Inc., Director, August 2013 to May 2017;

Lightbridge, Inc., President and Chief Executive Officer, November 1989 to August 2004.

35 Swan Road, Winchester, MA, 01890.

David E. Sharbutt United States of America Director

American Tower Corporation, Director, July 2006 to present; member of Nominating and Corporate Governance Committee, May 2007 to present; Chairperson of Nominating and Corporate Governance Committee, May 2015 to May 2021; member of Audit Committee, May 2007 to November 2007 and April 2017 to May 2018;

Flat Wireless, LLC, Director;

Alamosa Holdings, Inc., Chief Executive Officer, October 1999 to February 2006.

5807 63rd Suite 100, Lubbock, TX, 79424.

Bruce L. Tanner United States of America Director

American Tower Corporation, Director, September 2019 to present; member of Audit Committee, December 2019 to present;

Truist Financial Corporation, Director, November 2015 to present;

Lockheed Martin Corporation, Executive Vice President and Chief Financial Officer, September 2007 to February 2019.

5616 Bransford Rd., Colleyville, TX, 76034.

Samme L. Thompson United States of America Director

American Tower Corporation, Director, August 2005 to present; member of Nominating and Corporate Governance Committee, May 2019 to present; member of Compensation Committee, May 2006 to May 2019; Chairperson of Compensation Committee, May 2009 to May 2019;

Telit Associates, Incorporated, President, 2002 to present;

Spok Holdings, Inc., Director, November 2004 to July 2020;

SpectraSite, Inc., Director, June 2004 to August 2005.

1430 North Astor Street, Apt BC, Chicago, IL, 60610.

PARENT

The following table sets forth information about Parent’s directors and executive officers as of November 29, 2021. The common business address and telephone number for all the directors and executive officers (unless otherwise noted below) is as follows:

c/o American Tower Corporation, 116 Huntington Ave, 11th floor Boston, MA 02116, telephone number: (617) 375-7500.

Name	Principal Occupation or Employment and Five-Year Employment History (and Business Address, if different from above)
Thomas A. Bartlett United States of America President and Chief Executive Officer

American Tower Corporation, President and Chief Executive Officer, March 2020 to present; Director, May 2020 to present; Executive Vice President and Chief Financial Officer, April 2009 to March 2020;

Equinix, Inc., Director, April 2013 to August 2021.

Rodney M. Smith United States of America Executive Vice President, Chief Financial Officer and Treasurer	American Tower Corporation, Executive Vice President, March 2020 to present; Chief Financial Officer and Treasurer; March 2020 to present; Senior Vice President, Corporate Finance and Treasurer, 2018 to February 2020; Senior Vice President and Chief Financial Officer, U.S. Tower Division, October 2009 to March 2020.

Edmund DiSanto United States of America Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	American Tower Corporation, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, April 2007 to present.

Sanjay Goel India Executive Vice President and President, Asia-Pacific

American Tower Corporation, Asia-Pacific, Executive Vice President and President, March 2021 to present;

Nokia Corporation Finland, President Global Services & President Nokia Operations, March 2018 to March 2021, Vice President Sales, July 2015 to March 2018.

c/o ATC Asia Pacific Pte Ltd, 152 Beach Road, #26-01 Gateway East, Singapore 189721.

Olivier Puech United States of America Executive Vice President and President, Latin America and EMEA

American Tower Corporation, Latin America and EMEA, Executive Vice President and President, October 2018 to present; Latin America, Senior Vice President and CEO, 2013 to October 2018.

121 Alhambra Plaza, Suite# 1400, Coral Gables, FL 33134.

Steven O. Vondran United States of America Executive Vice President and President, U.S. Tower Division

American Tower Corporation, U.S. Tower Division, Executive Vice President and President, August 2018 to present; U.S. Tower Division, Senior Vice President, General Counsel, August 2010 to August 2018; Senior Vice President, U.S. Leasing Operations, August 2004 to August 2010.

10 Presidential Way, Woburn, MA, 01801.

Robert J. Meyer, Jr. United States of America Senior Vice President and Chief Accounting Officer	American Tower Corporation, Senior Vice President and Chief Accounting Officer, January 2020 to present, Senior Vice President, Finance and Corporate Controller, August 2008 to January 2020.

HOLDCO

The following table sets forth information about Holdco’s directors and executive officers as of November 29, 2021. The common business address and telephone number for all the directors and executive officers (unless otherwise noted below) is as follows:

c/o American Tower Corporation, 116 Huntington Ave, 11th floor Boston, MA 02116, telephone number: (617) 375-7500.

Name	Principal Occupation or Employment and Five-Year Employment History (and Business Address, if different from above)
Thomas A. Bartlett United States of America President and Chief Executive Officer

American Tower Corporation, President and Chief Executive Officer, March 2020 to present; Director, May 2020 to present; Executive Vice President and Chief Financial Officer, April 2009 to March 2020;

Equinix, Inc., Director, April 2013 to August 2021.

Rodney M. Smith United States of America Executive Vice President, Chief Financial Officer and Treasurer	American Tower Corporation, Executive Vice President, March 2020 to present; Chief Financial Officer and Treasurer; March 2020 to present; Senior Vice President, Corporate Finance and Treasurer, 2018 to February 2020; Senior Vice President and Chief Financial Officer, U.S. Tower Division, October 2009 to March 2020.

Edmund DiSanto United States of America Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	American Tower Corporation, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, April 2007 to present.

Sanjay Goel India Executive Vice President and President, Asia-Pacific

American Tower Corporation, Asia-Pacific, Executive Vice President and President, March 2021 to present;

Nokia Corporation Finland, President Global Services & President Nokia Operations, March 2018 to March 2021, Vice President Sales, July 2015 to March 2018.

c/o ATC Asia Pacific Pte Ltd, 152 Beach Road, #26-01 Gateway East, Singapore 189721.

Olivier Puech United States of America Executive Vice President and President, Latin America and EMEA

American Tower Corporation, Latin America and EMEA, Executive Vice President and President, October 2018 to present; Latin America, Senior Vice President and CEO, 2013 to October 2018.

121 Alhambra Plaza, Suite# 1400, Coral Gables, FL 33134.

Steven O. Vondran United States of America Executive Vice President and President, U.S. Tower Division

American Tower Corporation, U.S. Tower Division, Executive Vice President and President, August 2018 to present; U.S. Tower Division, Senior Vice President, General Counsel, August 2010 to August 2018; Senior Vice President, U.S. Leasing Operations, August 2004 to August 2010.

10 Presidential Way, Woburn, MA, 01801.

Robert J. Meyer, Jr. United States of America Senior Vice President and Chief Accounting Officer	American Tower Corporation, Senior Vice President and Chief Accounting Officer, January 2020 to present, Senior Vice President, Finance and Corporate Controller, August 2008 to January 2020.

PURCHASER

The following table sets forth information about Purchaser’s directors and executive officers as of November 29, 2021. The common business address and telephone number for all the directors and executive officers (unless otherwise noted below) is as follows:

c/o American Tower Corporation, 116 Huntington Ave, 11th floor Boston, MA 02116, telephone number: (617) 375-7500.

Name	Principal Occupation or Employment and Five-Year Employment History (and Business Address, if different from above)

Thomas A. Bartlett United States of America President and Chief Executive Officer

American Tower Corporation, President and Chief Executive Officer, March 2020 to present; Director, May 2020 to present; Executive Vice President and Chief Financial Officer, April 2009 to March 2020;

Equinix, Inc., Director, April 2013 to August 2021.

Rodney M. Smith United States of America Executive Vice President, Chief Financial Officer and Treasurer	American Tower Corporation, Executive Vice President, March 2020 to present; Chief Financial Officer and Treasurer; March 2020 to present; Senior Vice President, Corporate Finance and Treasurer, 2018 to February 2020; Senior Vice President and Chief Financial Officer, U.S. Tower Division, October 2009 to March 2020.

Edmund DiSanto United States of America Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	American Tower Corporation, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, April 2007 to present.

Sanjay Goel India Executive Vice President and President, Asia-Pacific

American Tower Corporation, Asia-Pacific, Executive Vice President and President, March 2021 to present;

Nokia Corporation Finland, President Global Services & President Nokia Operations, March 2018 to March 2021, Vice President Sales, July 2015 to March 2018.

c/o ATC Asia Pacific Pte Ltd, 152 Beach Road, #26-01 Gateway East, Singapore 189721.

Olivier Puech United States of America Executive Vice President and President, Latin America and EMEA

American Tower Corporation, Latin America and EMEA, Executive Vice President and President, October 2018 to present; Latin America, Senior Vice President and CEO, 2013 to October 2018.

121 Alhambra Plaza, Suite# 1400, Coral Gables, FL 33134.

Steven O. Vondran United States of America Executive Vice President and President, U.S. Tower Division

American Tower Corporation, U.S. Tower Division, Executive Vice President and President, August 2018 to present; U.S. Tower Division, Senior Vice President, General Counsel, August 2010 to August 2018; Senior Vice President, U.S. Leasing Operations, August 2004 to August 2010.

10 Presidential Way, Woburn, MA, 01801.

Robert J. Meyer, Jr. United States of America Senior Vice President and Chief Accounting Officer	American Tower Corporation, Senior Vice President and Chief Accounting Officer, January 2020 to present, Senior Vice President, Finance and Corporate Controller, August 2008 to January 2020.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of CoreSite or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

If delivering by hand, express mail, courier

or any other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

For assistance call (877) 248-6417 or (718) 921-8317; Fax: 718 234-5001

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll free:

(877) 717-3904 (from the U.S. and Canada)

or +1 (412) 232-3651 (from other locations)

Banks and Brokers may call collect: (212) 750-5833